UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

THE WESTERN UNION COMPANY

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THE WESTERN UNION COMPANY

12500 East Belford Avenue

Englewood, Colorado 80112

March 30, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of The Western Union Company (the “Company”), to be held at 11:30 a.m., local time, on Friday, May 14, 2010 at the JW Marriott Denver at Cherry Creek, 150 Clayton Lane, Denver, Colorado 80206. A registration desk will open at 11:00 a.m. At the meeting, you will be asked to:

•	elect Dinyar Devitre, Christina Gold, Betsy Holden and Wulf von Schimmelmann to serve as Class I members of the Company’s Board of Directors until our 2013 annual meeting of stockholders;

•	ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for 2010; and

•	consider such other matters as may properly come before the annual meeting or any adjournment or postponement thereof.

Your vote is important! Whether or not you plan to attend the annual meeting, please read the proxy statement and then vote, at your earliest convenience, by telephone or Internet, or request a proxy card to complete, sign and date and return by mail. Using the telephone or Internet voting systems, or mailing your completed proxy card, will not prevent you from voting in person at the meeting if you are a stockholder of record and wish to do so.

Important information about the matters to be acted upon at the meeting is included in the accompanying notice and proxy statement. The Company’s 2009 Annual Report, which is being made available to you along with the proxy statement, contains information about the Company and its performance.

Directors and officers of the Company will be present at the annual meeting.

Kind regards,

Christina A. Gold

President and Chief Executive Officer

THE WESTERN UNION COMPANY

12500 East Belford Avenue

Englewood, Colorado 80112

(866) 405-5012

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 14, 2010

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders of The Western Union Company, a Delaware corporation (the “Company”), will be held at 11:30 a.m., local time, on May 14, 2010, at the JW Marriott Denver at Cherry Creek, 150 Clayton Lane, Denver, Colorado 80206, for the following purposes:

1.	Elect Dinyar Devitre, Christina Gold, Betsy Holden and Wulf von Schimmelmann to serve as Class I members of our Board of Directors until our 2013 annual meeting of stockholders.

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010.

3.	Transact any other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Our Board of Directors recommends that you vote FOR the first two items.

Our stockholders of record on March 17, 2010 are entitled to notice of and to vote at the meeting and at any adjournment or postponement that may take place. A list of stockholders entitled to vote at the meeting will be available for the examination of any stockholder at the annual meeting and for ten days prior to the annual meeting at our principal executive offices located at 12500 East Belford Avenue, Englewood, Colorado 80112.

You are cordially invited to attend the annual meeting. To gain admission, you will need to show that you are a stockholder of the Company. All stockholders will be required to show valid, government-issued, picture identification or an employee badge issued by the Company. If your shares are registered in your name, your name will be compared to the list of registered stockholders to verify your share ownership. If your shares are in the name of your broker or bank, you will need to bring evidence of your share ownership, such as your most recent brokerage account statement or a legal proxy from your broker. If you do not have valid picture identification and proof that you own Company shares, you will not be admitted to the annual meeting of stockholders. All packages and bags are subject to inspection. Please note that the registration desk will open at 11:00 a.m. Please arrive in advance of the start of the meeting to allow time for identity verification.

Your vote is extremely important. We appreciate your taking the time to vote promptly. After reading the proxy statement, please vote, at your earliest convenience by telephone or Internet, or request a proxy card to complete, sign and return by mail. If you decide to attend the annual meeting and would prefer to vote by ballot, your proxy will be revoked automatically and only your vote at the annual meeting will be counted. YOUR SHARES CANNOT BE VOTED UNLESS YOU VOTE BY: (i) TELEPHONE; (ii) INTERNET; (iii) REQUESTING A PAPER PROXY CARD TO COMPLETE, SIGN AND RETURN BY MAIL; OR (iv) ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON. Please note that all votes cast via telephone or the Internet must be cast prior to 12:00 p.m., Central Daylight Time on Thursday, May 13, 2010.

By Order of the Board of Directors

David Schlapbach

Executive Vice President, General Counsel and

Secretary

March 30, 2010

YOUR VOTE IS IMPORTANT

PLEASE PROMPTLY VOTE BY TELEPHONE OR INTERNET, OR REQUEST A PROXY CARD TO COMPLETE, SIGN AND RETURN BY MAIL SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND SO THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. YOUR PROMPT ACTION WILL AID THE COMPANY IN REDUCING THE EXPENSE OF PROXY SOLICITATION.

THE WESTERN UNION COMPANY

12500 East Belford Avenue

Englewood, Colorado 80112

(866) 405-5012

PROXY STATEMENT

The Board of Directors of The Western Union Company (“Western Union” or the “Company”) is soliciting your proxy to vote at the Annual Meeting of Stockholders to be held on May 14, 2010 at 11:30 a.m., local time, and any adjournment or postponement of that meeting. The meeting will be held at the JW Marriott Denver at Cherry Creek, 150 Clayton Lane, Denver, Colorado 80206.

In accordance with rules and regulations of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we furnish proxy materials, which include this Proxy Statement and the accompanying Proxy Card, Notice of Meeting, and Annual Report to Stockholders, to our stockholders over the Internet. The Notice of Internet Availability of Proxy Materials and this Proxy Statement under “Important Notice Regarding the Availability of Proxy Materials” below instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials and the Proxy Card also instruct you as to how you may submit your proxy on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

The Notice of Internet Availability of Proxy Materials was first mailed on or before March 30, 2010 to all stockholders of record as of March 17, 2010 (the “Record Date”). The only voting securities of the Company are shares of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”), of which there were 674,651,348 shares outstanding as of the Record Date.

The Company’s Annual Report to Stockholders, which contains consolidated financial statements for the year ended December 31, 2009, accompanies this Proxy Statement. You also may obtain a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 that was filed with the SEC, without charge, by writing to Investor Relations, The Western Union Company, 12500 East Belford Avenue, Englewood, Colorado 80112. If you would like to receive a copy of any exhibits listed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, please call (866) 405-5012 or submit a request in writing to Investor Relations at the above address, and the Company will provide you with the exhibits upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits). The Company’s Annual Report on Form 10-K and these exhibits are also available in the “Investor Relations” section of www.westernunion.com.

THE PROXY PROCESS AND STOCKHOLDER VOTING

Why Did I Receive These Materials?

Our Board of Directors has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at our 2010 Annual Meeting of Stockholders, which will take place on May 14, 2010. Our stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

What Does It Mean If I Receive More Than One Notice of Internet Availability of Proxy Materials or Proxy Card?

This means you hold shares of the Company in more than one way. For example, you may own some shares directly as a “Registered Holder” and other shares through a broker or you may own shares through more than one broker. In these situations you may receive multiple Notices of Internet Availability of Proxy Materials or, if you request proxy materials to be delivered to you by mail, Proxy Cards. It is necessary for you to vote, sign and return all of the Proxy Cards or follow the instructions for any alternative voting procedure on each of the Notices of Internet Availability of Proxy Materials you receive in order to vote all of the shares you own. If you request proxy materials to be delivered to you by mail, each Proxy Card you receive will come with its own prepaid return envelope; if you vote by mail make sure you return each Proxy Card in the return envelope which accompanied that Proxy Card.

Does My Vote Matter?

YES! We are required to obtain stockholder approval for the election of directors and other important matters. Each share of Common Stock is entitled to one vote and every share voted has the same weight. In order for the Company to obtain the necessary stockholder approval of proposals, a “quorum” of stockholders (a majority of the issued and outstanding shares entitled to vote) must be represented at the meeting in person or by proxy. If a quorum is not obtained, the Company must postpone the meeting and solicit additional proxies; this is an expensive and time-consuming process that is not in the best interest of the Company or its stockholders. Since few stockholders can spend the time or money to attend stockholder meetings in person, voting by proxy is important to obtain a quorum and complete the stockholder vote.

How Do I Vote?

By Telephone or Internet—You may vote your shares via telephone as instructed on the Proxy Card, or the Internet as instructed on the Proxy Card or the Notice of Internet Availability of Proxy Materials. The telephone and Internet procedures are designed to authenticate your identity, to allow you to vote your shares and confirm that your instructions have been properly recorded.

The telephone and Internet voting facilities will close at 12:00 p.m., Central Daylight Time, on May 13, 2010.

By Mail—If you request paper Proxy Cards by telephone or Internet, you may elect to vote by mail. If you elect to do so, you should complete, sign and date each Proxy Card you receive, indicating your voting preference on each proposal, and return each Proxy Card in the prepaid envelope which accompanied that Proxy Card. If you return a signed and dated Proxy Card but you do not indicate your voting preferences, your shares will be voted in favor of the director nominees and the ratification of the appointment of Ernst & Young LLP. By returning your signed and dated Proxy Card or providing instructions by the alternative voting procedure in time to be received for the 2010 Annual Meeting of Stockholders, you authorize Christina A. Gold and David L. Schlapbach to act as your Proxies to vote your shares of Common Stock as specified.

At the Meeting—Shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially on your behalf by a broker or agent may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker or agent that holds your shares giving you the right to vote the shares, and you bring such proxy to the Annual Meeting.

How Many Votes Are Required to Approve a Proposal?

The Company’s By-Laws require directors to be elected by the majority of votes cast with respect to such director in uncontested elections (the number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

The ratification of Ernst & Young LLP’s appointment as independent registered public accounting firm requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote thereon.

What Is The Effect Of Not Voting?

It depends on how ownership of your shares is registered and the proposal to be voted upon. If you own shares as a Registered Holder, rather than through a broker, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. Except as described below, assuming a quorum is obtained, your unvoted shares will not affect whether a proposal is approved or rejected.

If you own shares through a broker and do not vote, your broker may represent your shares at the meeting for purposes of obtaining a quorum. As described in the answer to the following Question, in the absence of your voting instruction, your broker may or may not vote your shares.

If I Don’t Vote, Will My Broker Vote For Me?

If you own your shares through a broker and you don’t vote, your broker may vote your shares in its discretion on some “routine matters.” With respect to other proposals, however, your broker may not be able to vote your shares for you. With respect to these proposals, the aggregate number of unvoted shares is reported as the “broker non-vote.” “Broker non-vote” shares are counted toward the quorum requirement but they do not affect the determination of whether a matter is approved. The Company believes that proposal two set forth in this Proxy Statement is a routine matter on which brokers will be permitted to vote any unvoted shares.

The election of directors is no longer considered a routine matter and brokers may not vote on behalf of their clients if no voting instructions have been furnished. Please vote your shares on the election of directors.

How Are Abstentions Treated?

Whether you own your shares as a Registered Holder or through a broker, abstentions are counted toward the quorum requirement and are counted as votes “against” a proposal, other than the proposal for the election of directors.

If I Own My Shares Through A Broker, How Is My Vote Recorded?

Brokers typically own shares of Common Stock for many stockholders. In this situation the Registered Holder on the Company’s stock register is the broker or its nominee. This often is referred to as holding shares in “Street Name.” The “Beneficial Owners” do not appear in the Company’s stockholder register. If you hold your shares in Street Name, and elect to vote via telephone or the Internet, your vote will be submitted to your broker. If you request paper Proxy Cards by telephone or Internet and elect to vote by mail, the accompanying return envelope is addressed to return your executed Proxy Card to your broker. Shortly before the meeting, each broker totals the votes submitted by telephone, Internet or mail by the Beneficial Owners for whom it holds shares, and submits a Proxy Card reflecting the aggregate votes of such Beneficial Owners.

Is My Vote Confidential?

Yes. The vote of any stockholder will not be revealed to anyone other than a non-employee tabulator of votes or an independent election inspector, except (i) as necessary to meet applicable legal and stock exchange listing requirements, (ii) to assert claims for or defend claims against the Company, (iii) to allow the Inspectors of Election to certify the results of the stockholder vote, (iv) in the event a proxy, consent or other solicitation in opposition to the voting recommendation of the Board of Directors takes place, (v) if a stockholder has requested that his or her vote be disclosed, or (vi) to respond to stockholders who have written comments on Proxy Cards.

Can I Revoke My Proxy And Change My Vote?

Yes. You have the right to revoke your proxy at any time prior to the time your shares are voted. If you are a Registered Holder, your proxy can be revoked in several ways: (i) by timely delivery of a written revocation delivered to the Corporate Secretary, (ii) by timely submission of another valid proxy bearing a later date (including through any alternative voting procedure described on the Notice of Internet Availability of Proxy Materials or Proxy Card), or (iii) by attending the meeting and giving the Inspectors of Election notice that you intend to vote your shares in person. If your shares are held by a broker, you must contact your broker in order to revoke your proxy.

Will Any Other Business Be Transacted At The Meeting? If So, How Will My Proxy Be Voted?

Management does not know of any business to be transacted at the Annual Meeting of Stockholders other than those matters described in this Proxy Statement. The period specified in the Company’s By-Laws for submitting additional proposals to be considered at the meeting has passed and there are no such proposals to be considered. However, should any other matters properly come before the meeting, and any adjournments and postponements thereof, shares with respect to which voting authority has been granted to the Proxies will be voted by the Proxies in accordance with their judgment.

Who Counts The Votes?

Votes will be counted and certified by the Inspectors of Election, who are employees of Wells Fargo Bank, N.A., the Company’s Transfer Agent and Registrar. If you are a Registered Holder, your telephone or Internet vote is submitted, or your executed Proxy Card is returned, directly to Wells Fargo for tabulation. As noted above, if you hold your shares through a broker, your broker returns a single Proxy Card to Wells Fargo on behalf of its clients.

How Much Does The Proxy Solicitation Cost?

The Company has engaged the firm of Morrow & Co., LLC, 470 West Ave, Stamford, Connecticut 06902 to assist in distributing and soliciting proxies for a fee of $9,000, plus expenses. However, the proxy solicitor fee is only a small fraction of the total cost of the proxy process. The largest expense in the proxy process is printing and mailing the proxy materials. The Company will also reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to Beneficial Owners of our Common Stock. Proxies also may be solicited on behalf of the Company by directors, officers or employees of the Company in person or by mail, telephone or facsimile transmission. No additional compensation will be paid to such directors, officers, or employees for soliciting proxies. The Company will bear the entire cost of solicitation of proxies, including the preparation, assembly, printing and mailing of the Notice of Internet Availability of Proxy Materials, and this Proxy Statement and the accompanying Proxy Card, Notice of Meeting, and Annual Report to Stockholders.

IMPORTANT NOTICE REGARDING THE AVAILABILITY

OF PROXY MATERIALS

The Company’s Proxy Statement and Annual Report to Stockholders are available at www.ematerials.com/wu for Registered Holders and at www.proxyvote.com for Beneficial Owners. To access such materials, you will need the control/identification numbers provided to you in your Notice of Internet Availability of Proxy Materials or your Proxy Card.

DIRECTIONS TO THE ANNUAL MEETING

From I-25 North of Denver:	I-25 South to South University Boulevard Exit #205.
Turn left onto South University Boulevard.

From I-25 South of Denver:	I-25 North to South University Boulevard Exit #205.
Turn right onto South University Boulevard.

From I-70 East of Denver:	I-70 West to I-25 South. Follow to South University Boulevard Exit #205.
Turn left onto South University Boulevard.

From I-70 West of Denver:	I-70 East to I-25 South. Follow to South University Boulevard Exit #205.
Turn left onto South University Boulevard.

Follow South University Boulevard to East 1st Avenue. Turn right on East 1st Avenue. Turn left on Clayton Lane. Hotel is on the right at 150 Clayton Lane.

PROPOSALS SUBMITTED FOR STOCKHOLDER VOTE

Proposal 1

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes serving staggered three-year terms. The terms of office of three current directors, Mr. Devitre, Ms. Gold and Ms. Holden, expire at the 2010 Annual Meeting of Stockholders. The Board of Directors appointed Mr. von Schimmelmann as a director in July 2009, subject to election by the stockholders at the 2010 Annual Meeting. Mr. Devitre, Ms. Gold and Ms. Holden have been nominated for re-election, and Mr. von Schimmelmann has been nominated for election, through the 2013 Annual Meeting of Stockholders or until a successor is elected and qualified. (See the “Board of Directors Information” section of this Proxy Statement for information concerning all directors.) In the case of a vacancy occurring during the year in any class, the Board of Directors may elect another director as a replacement, may leave the vacancy unfilled or may reduce the number of directors.

The terms of Mr. Greenberg, Mr. Lacy and Ms. Fayne Levinson expire at the 2011 Annual Meeting of Stockholders. The terms of Mr. Mendoza, Mr. Miles and Lord Stevenson expire at the 2012 Annual Meeting of Stockholders.

A stockholder may (i) vote for the election of a nominee, (ii) vote against the election of a nominee or (iii) abstain from voting for a nominee. Your shares will be voted as you instruct via the telephone or Internet voting procedure described on the Proxy Card or the Notice of Internet Availability of Proxy Materials, or as you specify on your Proxy Card(s) if you elect to vote by mail. If you sign, date and return the Proxy Card without specifying how you want your shares voted, they will be voted for the election of the director nominees. If unforeseen circumstances (such as death or disability) require the Board of Directors to substitute another person for any of the director nominees, your shares will be voted for that other person.

The Company’s By-Laws require directors to be elected by the majority of votes cast with respect to such director in uncontested elections (the number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

Under the Company’s By-Laws, if an incumbent director is not elected, the director will promptly tender his or her resignation to the Board of Directors. The Corporate Governance and Public Policy Committee will make a recommendation to the Board of Directors as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board of Directors will act on the resignation, taking into account the committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days following certification of the election results. If such incumbent director’s resignation is not accepted by the Board of Directors, such director will continue to serve until the next annual meeting and until his or her successor is duly elected or his or her earlier resignation or removal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO RE-ELECT MR. DEVITRE, MS. GOLD AND MS. HOLDEN AND TO ELECT MR. VON SCHIMMELMANN AS DIRECTORS FOR THREE-YEAR TERMS.

Proposal 2

RATIFICATION OF SELECTION OF AUDITORS

The Board of Directors and the Audit Committee recommend to the stockholders the ratification of the selection of Ernst & Young LLP, independent registered public accounting firm, to audit the accounts of the Company and its subsidiaries for 2010. Ernst & Young LLP has served as the independent registered public accounting firm for the Company or its former parent company, First Data Corporation (“First Data”), or First Data’s predecessor entities since 1980. Consistent with the regulations adopted pursuant to the Sarbanes-Oxley Act of 2002, the lead audit partner having primary responsibility for the audit and the concurring audit partner are rotated every five years.

A representative of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

Summary of Independent Registered Public Accounting Firm’s Fees for 2009 and 2008

Audit Fees. Ernst & Young LLP’s fees for the Company’s 2009 and 2008 annual audits were $4.7 million and $3.5 million in 2009 and 2008, respectively. Audit fees primarily include fees related to the audit of the Company’s annual consolidated financial statements; the review of its quarterly consolidated financial statements; statutory audits required domestically and internationally; comfort letters, consents, and assistance with and review of documents filed with the SEC; and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (United States).

Audit-Related Fees. Ernst & Young LLP’s fees for audit-related services that are reasonably related to the performance of the audit or review of the Company’s 2009 and 2008 consolidated financial statements were $0.6 million and $0.9 million, respectively. Audit-related fees primarily include fees related to service auditor examinations, due diligence related to mergers and acquisitions, attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards not classified as audit fees.

Tax Fees. Ernst & Young LLP’s fees for tax compliance, tax advice and tax planning services to the Company were $0.5 million and $0.2 million in 2009 and 2008, respectively. Tax advice and tax planning fees included consultations, analysis and assistance with domestic and foreign tax matters, including value-added and goods and service taxes, local tax authority audits and other miscellaneous tax consultations, including tax services requested as part of the Company’s procedures for commercial agreements, the acquisition of new entities, and other potential business transactions.

During 2009 and 2008, all audit and non-audit services provided by the independent registered public accounting firm were pre-approved, consistent with the pre-approval policy of the Audit Committee. The pre-approval policy requires that all services provided by the independent registered public accounting firm be pre-approved by the Audit Committee of the Board of Directors, the Chairman of the Committee or his designee.

In the event the stockholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee of the Board of Directors will consider it a direction to select another independent registered public accounting firm for the subsequent year. Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year, if it feels that such a change would be in the best interest of the Company and its stockholders.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND THAT YOU VOTE FOR PROPOSAL 2.

BOARD OF DIRECTORS INFORMATION

In accordance with applicable Delaware law, the business of the Company is managed under the direction of its Board of Directors. Pursuant to the Company’s Amended and Restated Certificate of Incorporation, the Board of Directors is to consist of not less than one nor more than 15 directors. Directors are divided into three classes and directors in each class are elected for a three-year term. During 2009, the Board of Directors met nine times (not including committee meetings). Each of the directors attended at least 75% of the aggregate number of meetings of the Board and Board committees on which they served during 2009, except for Mr. von Schimmelmann. Mr. von Schimmelmann was appointed to the Board mid-year and was unable to attend the September 11, 2009 Board meeting and the December 2009 Compensation and Benefits Committee and Corporate Governance and Public Policy Committee meetings for reasons beyond his control and the Chairman excused his absences.

Board of Directors Members

Name, Age, Principal Occupation, Business Experience and Directorships	Experience, Qualifications, Attributes and Skills Supporting Directorship Position on the Company’s Board*	Director Since
Dinyar S. Devitre, age 62. Special Advisor to General Atlantic LLC since June 2008. Mr. Devitre served as Senior Vice President and Chief Financial Officer of Altria Group, Inc. from March 2002 until March 2008. From 2001 to 2002, Mr. Devitre acted as a private business consultant and from 1998 to 2001, he was Executive Vice President at Citibank in Europe. He started with the Altria Group companies in 1970 and served in a variety of positions, serving as President Philip Morris, Asia, Chairman and Chief Executive Officer Philip Morris, Japan, and Senior Vice President, Corporate Planning, Philip Morris Companies, Inc. from 1995 to 1998. Mr. Devitre was a director of Kraft Foods Inc. from September 2002 to May 2007, and is a director of SABMiller plc, Altria Group, Inc. and Emdeon Inc. Mr. Devitre’s term expires in 2010.	Mr. Devitre brings to the Board experience as the chief financial officer of a large U.S.-based multinational company, as an executive and director of large consumer goods corporations subject to regulation in multiple jurisdictions and as an executive of a financial services company. Mr. Devitre has experience with complex capital structures and related issues. Mr. Devitre also provides the Board with diversity in viewpoint as a native of India who has lived and worked in many countries.	2006

Christina A. Gold, age 62. President and Chief Executive Officer of the Company since September 2006. Prior to taking these positions in September 2006, she was a Senior Executive Vice President of First Data and President of Western Union from May 2002. From October 1999 to May 2002, she was Chairman, President and Chief Executive Officer of Excel Communications, Inc. Ms. Gold served as President and Chief Executive Officer of The Beaconsfield Group from March 1998 to October 1999. In 1970, she joined Avon Products, Inc., serving as President of Avon Canada from 1989 to 1993, President of Avon North America from 1993 to 1997 and Executive Vice President of Global Development from 1997 to 1998. Ms. Gold was a director of Torstar Corporation from September 1998 to May 2007, and currently serves as a director of ITT Corporation and New York Life Insurance Company. Ms. Gold’s term expires in 2010.	Ms. Gold is the only Director who is also a manager of the Company. Ms. Gold provides her insight as the Company’s leader for eight years and many years of marketing and distribution experience with large consumer products and services companies. Ms. Gold also provides international operations insight from her experience with the Company and with Avon.	2006

Name, Age, Principal Occupation, Business Experience and Directorships	Experience, Qualifications, Attributes and Skills Supporting Directorship Position on the Company’s Board*	Director Since
Jack M. Greenberg, age 67. Non-Executive Chairman of the Board of Directors. He was Chairman (from May 1999) and Chief Executive Officer (from August 1998) of McDonald’s Corporation until December 2002. Mr. Greenberg joined McDonald’s Corporation as Executive Vice President and Chief Finance Officer and as a member of the Board of Directors in 1982. He served as a director of First Data from 2003 to 2006 and as a director of Abbott Laboratories from 2001 to 2007. Mr. Greenberg is a director of The Allstate Corporation, Hasbro, Inc., Innerworkings, Inc. and Manpower Inc. Mr. Greenberg’s term expires in 2011.	Mr. Greenberg’s experience as the Chairman and Chief Executive Officer of McDonald’s Corporation is supportive of his role as Non-Executive Chairman of the Board. He has experience working with large, global distribution networks, similar to the Company’s agent network, and consumer marketing, pricing and trend analysis. Mr. Greenberg brings to the Board experience as the chief financial officer of a large U.S.-based multinational company. Mr. Greenberg is the only Director who was a director of the Company’s former parent company, which provides historical context for the Company’s operations.	2006

Betsy D. Holden, age 54. Senior Advisor to McKinsey & Company since April 2007. Ms. Holden served as President, Global Marketing and Category Development of Kraft Foods Inc., a food business unit of Altria Group, Inc., from January 2004 through June 2005, Co-Chief Executive Officer of Kraft Foods Inc. from March 2001 until December 2003, and President and Chief Executive Officer of Kraft Foods North America from May 2000 until December 2003. Ms. Holden began her career at General Foods in 1982. She currently serves as a director of Tribune Company and Diageo plc. Ms. Holden’s term expires in 2010.	Ms. Holden brings to the Board experience as a chief executive officer of a large U.S.-based multinational company and provides the Board with insights into consumer marketing and brand management from her years of experience with Kraft Foods. She is familiar with the challenges of operating in a highly regulated industry. Her current role as Senior Advisor to McKinsey & Company is focused on strategy, marketing, innovation and board effectiveness initiatives.	2006

Alan J. Lacy, age 56. Senior Advisor to Oak Hill Capital Partners since July 2007. Mr. Lacy is the former Vice Chairman and Chief Executive Officer of Sears Holdings Corporation, which formed as a result of the merger of Sears, Roebuck and Co. and Kmart Holding Corporation. He served as Vice Chairman from March 2005 through July 2006 and as Chief Executive Officer from March 2005 through September 2005. He previously served Sears, Roebuck and Co. as Chairman of the Board from December 2000, and as President and Chief Executive Officer from October 2000. Mr. Lacy was the Chairman of the Board of Sears Canada, Inc. from 2000 through 2006. Mr. Lacy is a director of Bristol-Myers Squibb Company and a Trustee of Fidelity Funds. Mr. Lacy’s term expires in 2011.	Mr. Lacy has experience running a large retail business in a highly competitive environment. Mr. Lacy brings to the Board experience as a chief executive officer and chief financial officer of a large U.S.-based multinational company. He has experience with companies which offer consumer-focused financial services.	2006

Name, Age, Principal Occupation, Business Experience and Directorships	Experience, Qualifications, Attributes and Skills Supporting Directorship Position on the Company’s Board*	Director Since
Linda Fayne Levinson, age 68. An advisor to professionally funded, privately held ventures. Ms. Fayne Levinson is presently Non-Executive Chair of the Board of Connexus, Inc., formerly VendareNetblue, a privately held online marketing company. From February through July 2006, Ms. Fayne Levinson was both Chair and Interim CEO of Vendare Media. From 1997 until May 2004, Ms. Fayne Levinson was a partner at GRP Partners, a venture capital firm, investing in early stage technology companies in the financial services, internet media and online retail sectors. Earlier in her career, Ms. Fayne Levinson was an executive at American Express and a partner at McKinsey & Company. She is a director of NCR Corporation, Jacobs Engineering Group Inc., Ingram Micro, Inc., DemandTec, Inc. and X1Technologies, Inc. Ms. Fayne Levinson’s term expires in 2011.	Ms. Fayne Levinson provides a combination of consumer payments business experience with that of emerging technology and online retail services companies. Each of these areas is central to the Company’s business. Ms. Fayne Levinson also has substantial experience with respect to executive compensation matters, which is beneficial in her role as Chair of the Company’s Compensation and Benefits Committee.	2006

Roberto G. Mendoza, age 64. Co-founder of Deming Mendoza & Co., LLC, a corporate finance advisory firm, and one of its partners since February 2009. Previously, Mr. Mendoza was Non-Executive Chairman of Trinsum Group from February 2007 to November 2008. In January 2007, Trinsum Group was formed as a result of a merger of Marakon Associates and Integrated Finance Limited, a financial advisory company which Mr. Mendoza co-founded and of which he served as Chairman of the Board and Managing Director from 2002 to February 2007. He also served as Managing Director of Goldman Sachs from September 2000 to February 2001. From 1967 to 2000, Mr. Mendoza held positions at J.P. Morgan & Co. Inc., serving from 1990 to 2000 as director and Vice Chairman of the Board. Mr. Mendoza served as a director of Egg plc from May 2000 to February 2006, of Prudential plc from May 2000 to May 2007, and of PARIS RE Holdings Limited from January 2007 to September 2009. He currently serves as a director of PartnerRe Ltd. and Manpower Inc. Mr. Mendoza’s term expires in 2012.	Mr. Mendoza has substantial experience in investment banking and financial services. He is familiar with and has designed highly complex capital structures. Mr. Mendoza also provides the Board with diversity in viewpoint as a Latin-American who has lived and worked both in the U.S. and abroad.	2006

Michael A. Miles, Jr., age 48. President of Staples, Inc. since January 2006 and Chief Operating Officer since September 2003. Prior to that, Mr. Miles was Chief Operating Officer, Pizza Hut for Yum! Brands, Inc. from January 2000 to August 2003. From 1996 to 1999, he served Pizza Hut as Senior Vice President of Concept Development & Franchise. Mr. Miles is a director of Corporate Express Australia, Ltd., a majority-owned subsidiary of Staples, Inc. listed on the Australian Securities Exchange. Mr. Miles’ term expires in 2012.	Mr. Miles is an executive of an expanding consumer goods retailer. He has experience with large acquisitions outside of the U.S. and franchise distribution networks, which are similar to the Company’s agent network. Mr. Miles also brings U.S. and European operational expertise to the board discussions.	2006

Name, Age, Principal Occupation, Business Experience and Directorships	Experience, Qualifications, Attributes and Skills Supporting Directorship Position on the Company’s Board*	Director Since
Dennis Stevenson, age 64. Chairman of HBOS plc, based in the United Kingdom, from June 2001 to January 2009. Lord Stevenson has served as a director of Loudwater Investment Partners Ltd., also based in the United Kingdom, since January 2007. Lord Stevenson was Chairman of Pearson plc from 1997 to October 2005 and a director of Manpower Inc. from 1988 to April 2006. Lord Stevenson’s term expires in 2012.	Lord Stevenson has extensive experience running large multi-national corporations outside of the U.S. Based in the United Kingdom, he provides perspective regarding the European business and regulatory environment, critically important given the increasing percentage of the Company’s revenues associated with Europe.	2006

Wulf von Schimmelmann, age 63. Chief Executive Officer of Deutsche Postbank AG, a Germany-based financial services provider, from 1999 to June 2007. From 1991 to 1997, Mr. von Schimmelmann was a member of the Board of Managing Directors at BHF-Bank in Frankfurt am Main, where he was responsible for investment banking, payment transactions and corporate customers. Mr. von Schimmelmann is Chair of the Supervisory Board of Deutsche Post AG, a member of the Supervisory Board of Maxingvest AG, and a director of Accenture Ltd. Mr. von Schimmelmann served as Chair of the Supervisory Board of BAWAG P.S.K. from 2007 to 2009, and as a member of the Supervisory Board of Deutsche Telekom AG from 2006 to 2009. Mr. von Schimmelmann was appointed as a director by the Board of Directors in July 2009.	Mr. von Schimmelmann brings to the Board experience as a chief executive officer a large German multinational company. He has experience running a consumer-focused financial services business which was also an agent of the Company. This provides a perspective to the Board of one of the Company’s largest external constituent groups. Mr. von Schimmelmann has also operated in highly regulated financial services industries in a European jurisdiction. He also provides the viewpoint of a European who has also worked in the U.S.	2009

*	The Board selects nominees for Director on the basis of experience, integrity, skills, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to Board duties, all in the context of an assessment of the perceived needs of the Board at a given point in time. In addition to the individual attributes of each of the directors described in the preceding table, the Company highly values the collective business experience and qualifications of the directors. We believe that the collective experiences, viewpoints and perspectives of our directors result in a Board with the commitment and energy to advance the interests of our stockholders.

COMPENSATION DISCUSSION AND ANALYSIS

The Western Union Company provides people with fast, reliable and convenient ways to send and receive money around the world, pay their bills, and purchase money orders. The Western Union® brand is globally recognized. Our consumer money transfer services are available through a network of more than 410,000 agent locations that offer our services in more than 200 countries and territories. Our bill payment services provide consumers and businesses with fast and convenient ways to make payments to billers. In the third quarter of 2009, we acquired Custom House, Ltd. (“Custom House”), a provider of international business-to-business cross-border, cross-currency payment services. As of January 31, 2010, Western Union employed approximately 6,800 people around the world.

Western Union may be unique in offering a regulated financial service in nearly every country in the world. Our business is complex, our regulatory environment is disparate and developing, we face robust competition, our consumers are different from those addressed by traditional financial services firms, and our agent and client relationships are numerous and varied. Managing these complexities has been at the center of Western Union’s success, and our leadership must be capable of supporting our Company’s goals amid this complexity.

Our Executive Compensation Philosophy

In support of the challenges and expectations inherent in our business, our executive compensation program seeks to:

•	hold our executives accountable and reward them for successful results;

•	align our executives’ goals with our stockholders’ interests; and

•	attract, retain, and motivate outstanding executive talent around the world, suited to the Company’s unique nature and structure.

In 2009, our executives performed well against their business objectives amidst challenging macroeconomic conditions around the world. We believe that our executive compensation program helped ensure that we had a team of talented executives focused on the Company’s objectives to respond to these challenges and develop appropriate strategies for the future of the business. In 2009, the Company delivered:

•	Revenue of $5.1 billion, down 4% from 2008

•	Diluted earnings per share of $1.21, down 2% from 2008

•	Operating income of $1.3 billion, down 5% from 2008

•	Operating income margin of 25%

•	Cash provided by operating activities of $1.2 billion

•	Total Shareholder Return of 31.9% for the one-year period beginning January 1, 2009, and (5.4%) for the three-year period beginning January 1, 2007

In 2009, the Company acquired the money transfer business of FEXCO, acquired Custom House as a platform on which to grow our global business payments services and made progress on key initiatives such as mobile money transfer and expanding our money transfer offering through electronic channels.

The Compensation and Benefits Committee of the Board of Directors (the “Compensation Committee” or “committee”) reviewed and made important modifications to the executive compensation and benefits programs in 2009, including the following:

•	Compensation Plan Review: Reviewed overall compensation plan elements, benchmarks and targets, established pay levels and added long-term performance-based cash awards to ensure that executive pay incentives supported the Company’s financial and strategic objectives. These changes are discussed below under “—Establishing and Evaluating Executive Compensation—Setting 2009 Compensation.”

•

“Double Trigger” Added to Executive Severance Policy: Amended the Executive Severance Policy to require a “double trigger” for the accelerated vesting of long-term incentive awards in the event of a change-in-control beginning with the 2009 awards. These changes are discussed below under “—The Western Union 2009 Executive Compensation Program—Severance and Change-in-Control Policy.”

•

Removed Excise Tax Gross-up Payments on Change-in-Control Benefits Payable for New Executives: Amended the Executive Severance Policy to remove excise tax gross-up payments on change-in-control benefits for new executive officers. These changes are discussed below under “—The Western Union 2009 Executive Compensation Program—Severance and Change-in-Control Policy.”

•

Adopted a “Clawback” Policy: Incentive compensation paid to an executive as a result of or calculated based upon fraud or misconduct of the executive will be recoverable by the Company. This policy is discussed below under “—The Western Union 2009 Executive Compensation Program— Clawback Policy.”

•

Eliminated Certain Executive Perquisites: Effective January 2010, eliminated certain executive perquisites including financial planning benefits. Perquisites are discussed below under “—The Western Union 2009 Executive Compensation Program—Benefits and Perquisites.”

The remainder of this Compensation Discussion and Analysis describes the manner in which executive compensation decisions are made, the elements of our compensation program and the compensation of each of our named executive officers. The information provided in this Compensation Discussion and Analysis should be read together with the information presented in the “Executive Compensation” section of this Proxy Statement.

Establishing and Evaluating Executive Compensation

The Board of Directors and the Compensation Committee. The Board of Directors oversees the goals and objectives of the Company and of the Chief Executive Officer and evaluates the Chief Executive Officer’s performance. The Compensation Committee supports the Board by establishing the Company’s general compensation philosophies and overseeing the development and implementation of the Company’s compensation and benefits policies. The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers and sets their compensation and other benefits. The Compensation Committee’s responsibilities under its charter are further described in the “Corporate Governance” section of this Proxy Statement. While not a member of the Compensation Committee, the Chairman of the Board attended all meetings of the Compensation Committee in 2009 to contribute to and understand the committee’s oversight of and decisions relating to executive compensation.

The Independent Compensation Consultant. Frederic W. Cook & Co. (the “Compensation Consultant”) provides executive and director compensation consulting services to the Compensation Committee. The Compensation Consultant is retained by and reports to the Compensation Committee and participates in the committee meetings. The Compensation Consultant informs the committee on market trends, regulatory issues and developments and how they may impact the Company’s executive compensation programs. The Compensation Consultant also:

•	Participates in the design of executive compensation programs to help the committee evaluate the linkage between pay and performance;

•	Reviews market data and advises the committee on setting the Chief Executive Officer’s compensation;

•	Reviews and advises the committee regarding the compensation of the other executive officers; and

•	Reviews and advises the committee regarding Director compensation.

The Compensation Consultant does not provide any other services to the Company.

Setting 2009 Compensation. In 2008, the Compensation Committee, working with the Compensation Consultant and the Chief Executive Officer, engaged in a detailed review of the Company’s executive compensation programs to ensure that the annual pay and long-term incentive awards were appropriate to support the Company’s strategic performance objectives and consistent with the philosophies described under “Our Executive Compensation Philosophy,” above. The committee considered peer group proxy data and general industry compensation survey data (see “—Benchmarking,” below) and the advice of the Compensation Consultant in this review. As a result of the review, the committee made modest adjustments to the target pay levels for executives relative to appropriate benchmarks (see “—Benchmarking,” below), and the committee and the Chief Executive Officer determined that the mix of long-term incentive awards should include more value in restricted stock unit awards, less value in stock option awards and added performance-based cash awards to align executives across the organization with the accomplishment of the Company’s strategic objectives (see “—The Western Union 2009 Executive Compensation Program—Long-Term Incentive Compensation,” below).

Following the compensation program review described above, in January 2009, Ms. Gold, the Chief Executive Officer, presented to the Compensation Committee her evaluation of each executive and recommended salary increases, annual bonus targets under the Senior Executive Annual Incentive Plan (the “Annual Incentive Plan”) and long-term incentive awards under The Western Union Company 2006 Long-Term Incentive Plan (the “Long-Term Incentive Plan” or “2006 LTIP”). Ms. Gold’s recommendations were based upon her assessment of each executive’s performance and relative contribution to the Company’s success, the performance of the executive’s respective business unit or functional area and employee retention considerations. In making her recommendations, Ms. Gold also reviewed with the committee tally sheets which presented comprehensive historical, current and future pay and benefits data for each of the Company’s executives. Please see “—Use of Tally Sheets,” below for a description of this tool. The Compensation Consultant participated in the January 2009 meeting to provide benchmark compensation data regarding executive compensation to the Compensation Committee. Please see “—Benchmarking” for a discussion of the use of benchmark data and “—Analysis of Our Named Executive Officers’ Compensation” for a discussion of the factors underlying the compensation recommendations for each named executive officer.

As part of the discussion at the January meeting, the Compensation Committee provided input to Ms. Gold, and Ms. Gold submitted final recommendations at the Compensation Committee’s February 2009 meeting. The Compensation Committee then set compensation levels, awards, goals and targets for 2009 and determined the annual incentive award payout for the executives’ performance during the prior year under the Annual Incentive Plan at the February meeting. Ms. Gold submitted a self-evaluation to the independent members of the Board of Directors who discussed her performance and provided input to the Compensation Committee. The Compensation Consultant provided peer group and market data regarding chief executive officer compensation levels to the committee, and the committee considered a tally sheet of Ms. Gold’s historical, current and future compensation data. Please see “—Use of Tally Sheets,” below. Ms. Gold’s compensation levels and targets were then determined by the Compensation Committee at the February meeting and ratified at a meeting of the independent directors of the Board. No member of management, including Ms. Gold, received the peer group and market data regarding chief executive officer compensation provided by the Compensation Consultant, made any recommendations regarding Ms. Gold’s compensation or participated in the portions of the February Compensation Committee meeting or in the meeting of the independent directors of the Board during which Ms. Gold’s compensation was determined and ratified.

Benchmarking. The Compensation Committee considers relevant market pay practices when setting executive compensation. Market practices, or benchmarks, are based on peer group proxy data and compensation survey data. The Compensation Consultant statistically adjusts benchmark compensation data to deliver compensation data appropriate for Western Union’s revenue level (for corporate positions) or respective business unit revenue levels (for business unit leaders).

Working with its compensation consultant at the time, the Chairman of the Board, the Chief Executive Officer and the Executive Vice President, Human Resources, the Compensation Committee established a peer group in early 2007 to be used in determining executive compensation. The peer group included companies from a variety of industries to reflect some or all of the following characteristics of Western Union’s business:

•	premier consumer brand name;

•	retail transaction and/or technology-based business model;

•	broad global presence;

•	operation through franchise, agent or large distribution networks;

•	retail financial services; and

•	historically strong growth and profitability.

The Compensation Committee chose these characteristics rather than focusing only on businesses which offer similar services, because no public companies of size and scale comparable to Western Union offer international remittance services as their primary business. Some of the peer group members offer consumer financial services which are similar to the services that we offer. The Compensation Consultant updated the peer group proxy data to January 1, 2009 by applying an estimated annual aging factor of 4%.

The peer group consists of the following companies:

	2008 Revenues (in Millions)	2008 Operating Income (in Millions)	Employees (as of 12/31/08)	Market Capitalization (in Millions) (as of 12/31/08)
Ameriprise Financial	$7,149	($183)	11,093	$5,061
ADP	$8,777	$1,726	47,000	$20,024
Avon Products	$10,690	$1,400	42,000	$10,244
Bank Of NY Mellon	$16,828	$7,109	42,900	$32,537
Charles Schwab	$5,393	$2,141	13,400	$18,680
CIT Group	$6,336	$2,821	4,995	$1,713
Comerica	$3,944	$829	10,186	$2,987
eBay	$8,541	$2,134	16,200	$17,826
Equifax	$1,936	$494	6,500	$3,357
E*Trade Financial	$3,289	($208)	3,249	$618
Expedia	$2,937	$567	8,050	$2,364
Fiserv	$4,739	$927	20,000	$5,870
Mastercard	$4,992	$1,948	5,500	$18,472
MoneyGram	$927	($206)	2,306	$84
Paychex	$2,066	$828	12,500	$9,482
Starbucks Corp	$10,383	$730	176,000	$6,958
State Street	$12,572	$5,671	28,475	$16,989
T Rowe Price Group	$2,121	$849	5,385	$9,218
YUM! Brands	$11,279	$1,411	336,000	$14,571
75th Percentile	$9,580	$2,041	35,238	$17,407
Median	$5,393	$927	12,500	$9,218
25th Percentile	$3,113	$648	6,000	$3,172
Western Union	$5,282	$1,355	5,900	$10,176

Data compiled by the Compensation Consultant from the peer companies’ publicly filed documents.

The Compensation Committee also uses general industry compensation survey data in its decision making. Survey data relies upon responses from participating companies to survey questions, which are compiled and sorted by the surveyor based on various factors, such as the time period covered, the location of the company and the positions under review. Survey data provides insight into positions which may not generally be reported in proxies and information about the compensation of executives of non-public companies. The survey data is, in some instances, a useful complement to the peer group proxy data. To assist the committee in evaluating 2009 compensation levels for the Company’s executives, the Compensation Consultant compiled compensation data from the following general industry compensation surveys: Mercer Human Resource Consulting’s 2008 Benchmark Database—Executive (which has approximately 2,580 participating companies) and Towers Perrin’s U.S. General Industry Executive Database with annual revenues between $3 billion and $6 billion (which has approximately 780 participating companies).

For our Chief Executive Officer, Chief Financial Officer and regional leaders, the committee considers the proxy data from the peer group as the most relevant comparisons. For other executives who hold positions which may not be reported as consistently in proxy data, the committee considers both proxy data (where available) and survey data to develop the appropriate compensation levels.

For 2009, following the compensation review described in “—Setting 2009 Compensation,” above, benchmark data was gathered for each element of the Company’s executive compensation program and reviewed by the committee. This data, along with guidance from the Compensation Consultant, provided the committee with an overall picture of how the Company’s existing compensation targets compared to the benchmark data. The committee then established guideline target pay levels for 2009 executive compensation intended to establish compensation at levels which will help attract top caliber new executives and to retain the services of our existing executives, while encouraging a longer-term perspective. The guideline target levels relative to market benchmark data for each pay element were set as follows:

Pay Element	2009 Guideline Target Level Relative to Benchmark Data

Base	50th percentile

Short-Term Incentive Target	Between 50th and 75th percentile

Long-Term Incentive Target	Between 50th and 75th percentile

Benefits	50th percentile

Once the benchmark level was determined for a given position, the Compensation Committee took into account the individual executive’s circumstances and responsibilities in establishing compensation levels, so that the executive’s contribution to the overall success of the enterprise could be appropriately valued and rewarded. Individual characteristics and circumstances considered included experience and past performance inside or outside our Company, tenure with the Company and associated institutional knowledge, long-term potential with the Company, the contributions derived from creative and innovative thinking and leadership, industry expertise and past and future performance objectives. The committee also considered the compensation history of the individual and the Company, the location of the executive, number of employees managed by that executive (directly and indirectly), and the executive’s budget and revenue responsibilities. See “—Analysis of Our Named Executive Officers’ Compensation “ for a discussion of the 2009 compensation received by each of our named executive officers in relation to the benchmark levels.

Use of Tally Sheets. The Compensation Committee and the Chief Executive Officer review tally sheets prepared by management and reviewed by the Compensation Consultant, which present comprehensive data on the total compensation and benefits package for each of the Company’s executives. These tally sheets include historical pay data and all obligations for present and projected future compensation, as well as analyses for hypothetical terminations and retirements to allow the Compensation Committee and the Chief Executive Officer

to consider the Company’s obligations under such circumstances. The tally sheets provide context for the committee in the determination of the elements and amounts of compensation paid.

The Western Union 2009 Executive Compensation Program

Western Union’s 2009 executive compensation program consist of the following principal elements:

•	Base salary;

•	Annual incentive compensation consisting of performance-based cash awards;

•	Equity-based, long-term incentive awards and performance-based cash long-term incentive awards; and

•	Severance and change-in-control arrangements;

We also provide retirement savings plans, benefits and perquisites as described later in this section.

Overview

Our compensation program as a whole was designed to support our compensation philosophies. As illustrated by the following charts, in weighing the various compensation elements, the Compensation Committee emphasized the variable elements of the program over the fixed elements, in order to hold executives accountable and to reward them for the results of the Company and, where applicable, their business unit. For example, variable pay comprised 90% of Ms. Gold’s annualized targeted total compensation for 2009. For the other named executive officers (excluding Ms. Clark), variable pay averaged 79% of their annualized targeted total direct compensation for the year. Pursuant to the terms of Ms. Clark’s employment letter agreement, Ms. Clark received a guaranteed bonus in 2009 under the Annual Incentive Plan equal to 100% of her annualized base salary and accordingly Ms. Clark’s compensation data is not included in the following charts.

Each compensation element is described in detail below, and individual compensation decisions are discussed in “—Analysis of Our Named Executive Officers’ Compensation.”

Base Salary

Base salary is fixed compensation. The Compensation Committee targets base salary levels at the 50th percentile of benchmark compensation for our executives. Annual salary increases are predominately driven by individual performance and the base salary levels relative to benchmark compensation. Our philosophy is that base salaries should meet the objectives of attracting and retaining the executives needed to lead the business. Annual incentive award targets are established as percentages of base salary.

Annual Incentive Compensation

Stockholders approved the Annual Incentive Plan at Western Union’s May 10, 2007 Annual Meeting of Stockholders. The participants in the Annual Incentive Plan in 2009 were the Chief Executive Officer and other eligible executive officers. The plan design enables the committee to retain discretion to establish bonuses at levels appropriate to reflect the participants’ performance and other individual factors, while preserving the Company’s ability to deduct the bonuses to the greatest extent permitted under Internal Revenue Code Section 162(m).

At its February 2009 meeting, the Compensation Committee established a bonus pool under the Annual Incentive Plan in an amount equal to 3% of the Company’s consolidated operating income, and allocated the pool among the participants to set the maximum amount that each could receive. This allows the committee to exercise “negative discretion” in setting payouts under the Annual Incentive Plan. The design of our Annual Incentive Plan is intended to meet the requirements of Section 162(m) of the Internal Revenue Code. See “—Tax Implications of Executive Compensation Program.”

In exercising negative discretion, the Compensation Committee set target awards between the 50th and 75th percentile of benchmark compensation for our executives, ranging from 90% to 100% of base salary, and slightly below the 60th percentile of benchmark compensation, or 150% of base salary, for the Chief Executive Officer. Targets were set much lower than the bonus pool allocation for each executive. The Compensation Committee set Ms. Gold’s target awards at a higher level relative to the other named executive officers based on market data provided by the Compensation Consultant and because of the Compensation Committee’s belief that Ms. Gold’s level of pay should reflect her responsibility to oversee the performance of the Company. Actual awards to our named executive officers for 2009 performance totaled 8% of the bonus pool, or 0.2% of consolidated operating income.

Compensation under the Annual Incentive Plan is intended to be a significant component of an executive’s total cash compensation opportunity in a given year, helping create a “pay for performance” culture. Annual Incentive Plan compensation holds executives accountable and rewards them based on actual business results. Awards for executives who hold corporate-wide positions are based entirely on corporate performance. Awards for executives who are responsible for particular business units are based 75% on corporate performance and 25% on business unit performance. This ties a portion of the incentive pay to the performance of the executive’s area of responsibility while ensuring his or her focus on the overall objectives of the Company.

Corporate Performance. To align the executives’ annual incentive compensation opportunities with the Company’s plan and its growth objectives, the Compensation Committee set the executives’ 2009 annual incentive compensation award targets for corporate performance by establishing a grid based on the Company’s revenue and operating income as it had in previous years. These performance measures were used in order to tie annual incentive compensation to meaningful measures of the Company’s performance for our investors. In previous years, the grid anticipated payout for revenue and operating income growth. When establishing the grid for 2009, the committee recognized that the Company’s performance in these areas would likely be significantly impacted by the challenging global economic conditions.

The Compensation Committee established the grid metrics and corresponding payout percentages based upon input from management regarding the Company’s expected performance in the upcoming year, which included the impact of external factors on the Company, such as the difficult economic conditions. The grid provided for performance levels below which no award would be paid and contemplated up to 200% payout for extraordinary performance. In the event of corporate performance levels that would generate in excess of 100% payout, the grid provided for steeper increases in percentage payout to enable the Company to share with the executives more of the upside relating to the executives’ superior performance. The grid was designed to encourage strong, focused performance by our executives, given the Company’s strategic objectives in a challenging environment. The 100% payout level was designed to be reasonably achievable with strong management performance. Payout at the upper end of the grid was designed to be difficult to achieve under those assumptions, while payout at the lower end of the grid but above the threshold level was designed to be achievable with sound management performance.

The table below indicates the potential awards under the grid in relation to the corporate goals set for 2009 performance in revenue and operating income growth/decline.

2009 Corporate Performance Metrics and Goals	Percent of Target to be Awarded
Revenue Decline in excess of 7.3% Operating Income Decline in excess of 13.3%	0%
20 Combinations of Revenue Decline/Growth (Ranging from -7.0% to 4.1%) and Operating Income Decline (Ranging from -11.5% to -1.5%)	100%
Revenue Growth at or above 4.1% and Operating Income Equal to 2008 Level	200%

When the grid was established, the committee determined that the effect of currency fluctuations on revenue and operating income performance over the course of the year should be excluded from the payout calculation, as they believed compensation should not be based on factors outside of the control of our executives. The committee also determined at the time the performance grid was established that the impact of the Company’s acquisition of the FEXCO money transfer business in February 2009 should be included in formulation of the grid and the results to be measured, but that any future acquisitions during the year would be excluded because the impact of any such acquisitions was unknown at the time that the targets were established. Accordingly, the impact of the Company’s acquisition of Custom House in September 2009 was excluded from the results to be measured.

When determining payout under the grid for 2009 performance in February 2010, the Compensation Committee excluded from the calculation of operating income performance an accrual of $71 million in the third quarter of 2009 relating to a settlement and agreement with the State of Arizona and an agreement to fund a multi-state not-for-profit organization to combat illegal activity along the United States—Mexico border. The Compensation Committee exercised discretion in excluding this accrual from the calculation to better reflect the Company’s operating performance relative to the Annual Incentive Plan award targets set at the beginning of the year.

The Compensation Committee reserved discretion when it established the grid to adjust actual payout based on the Company’s performance relative to the overall economic environment and world market performance. At the CEO’s recommendation, in February 2010, the committee exercised its discretion to deviate from the grid payout formula and approved payouts at 94% of the executives’ award target for corporate performance. These payouts were slightly less than the amounts that would have been paid under the grid without such exercise of discretion.

Business Unit Performance. Three of our named executive officers led business units for the Company in 2009. Mr. Ersek was responsible for the consumer-to-consumer business in Europe, the Middle East, Africa and Asia Pacific. Mr. Stockdale was responsible for the consumer-to-consumer business in the Americas. The

Compensation Committee tied 25% of these executives’ annual incentive awards to the performance of their respective business units. The business unit performance criteria for Messrs. Ersek and Stockdale were based on their business units’ plan for revenue and operating income growth/decline. Performance targets varied by business unit based on historical performance and recent trends, market opportunity and challenges, planned investment and expected performance for the particular business unit. Ms. Clark was responsible for the payments business and corporate strategy in 2009; however, she received a guaranteed bonus for 2009 under the terms of her employment letter and was not eligible for an award in 2009 under the Annual Incentive Plan. See “Executive Compensation—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Arrangements,” for a description of Ms. Clark’s employment letter terms.

Amounts payable pursuant to the Annual Incentive Plan are intended to qualify as “performance-based compensation” under Internal Revenue Code Section 162(m).

Long-Term Incentive Compensation

The Long-Term Incentive Plan, which was approved by stockholders of Western Union on May 10, 2007, allows the Compensation Committee to award various forms of long-term incentive grants, including stock options, stock appreciation rights, restricted stock awards, restricted stock units, bonus stock awards, and performance-based equity and cash grants. The Compensation Committee has sole discretion in selecting participants for long-term incentive grants.

In February 2009, the Compensation Committee granted the executives long-term incentive awards under the Long-Term Incentive Plan. The awards consisted of equal proportions of performance-based cash awards, stock option awards and restricted stock units. The stock options vest pro-rata over four years and have a 10-year term, which is consistent with market practice for annual stock option awards. The restricted stock units vest 100% upon the three year anniversary of the grant date, which is consistent with market practice for annual restricted stock awards. The vesting of the restricted stock units is also subject to a performance metric specifically designed to assure that the restricted stock units are eligible for deductibility under Section 162(m) of the Internal Revenue Code.

The Compensation Committee’s objectives for the 2009 long-term incentive awards were to: (1) align the interests of our executives with the interests of our stockholders by focusing on objectives that result in stock price appreciation through the use of stock options; (2) provide an immediate ownership stake and retention incentive through restricted stock units; (3) increase cross-functional executive focus in the coming years on the Company’s key strategic initiatives through performance-based cash awards; and (4) retain the services of executives through multi-year vesting provisions.

Payment of the performance-based cash award granted in 2009 depends upon the accomplishment of strategic objectives over a two-year period and is subject to a performance multiplier at the committee’s discretion based on performance, allowing for up to 200% of the target to be paid. As evidenced by the long-term incentive awards granted to our executives in February 2010, which were also structured with equivalent proportions of performance-based cash, stock option and restricted stock unit awards, the Compensation Committee intends to continue to include performance-based cash as a component of the annual awards to executives. The 2009 performance-based cash awards provide for 50% of the value to vest on the second anniversary of the grant date, and the remaining 50% to vest on the third anniversary of the grant date. This vesting schedule was chosen to provide our executives with the opportunity to receive some cash payout in the nearer term. Beginning with the 2010 performance-based cash awards, the awards will vest in their entirety on the third anniversary of the grant date, which is in-line with market practice.

The strategic performance objectives upon which payment of the 2009 performance-based cash award will be determined are as follows (each objective is equally weighted):

Strategic Objective	Goals	Metrics

Revenue and Channel Diversification	Deliver revenue from innovation and expansion in new or expanding channels, such as intra-country money transfer, westernunion.com, expansion of the Vigo brand, global business payments and mobile money transfer.	Revenue targets identified for all new and expanding channels for 2009 and 2010.

Technology	Develop features and functionality to support revenue and channel diversification.

Point of sale software upgrades in major markets for revenue and channel diversification activities.

Point of sale technology able to support intra-country money transfer in all countries selected for the service.

Westernunion.com transaction flow simplification and new risk management tool implementation.

Technology readiness for mobile money transfer.

Customer Metrics	Identify and improve customer satisfaction and retention.	In identified markets, create a process and tool to improve customer satisfaction and retention, establish baseline measurements for retention and satisfaction and improve results through 2010.

In the event of a change-in-control, the 2009 long-term incentive awards will vest on a “double trigger,” meaning that both a change-in-control and an eligible termination are required for accelerated vesting of the award. Outstanding stock options and restricted stock or restricted stock units awarded prior to 2009 vest automatically upon a change-in-control. The committee determined that single-trigger vesting of stock options and restricted stock or restricted stock units was no longer an appropriate element to executive pay. As long as the executive continues to be employed following a change-in-control, these awards should continue in effect as retention and incentive tools. However, if an executive is terminated, other than for cause, in connection with a change-in-control, accelerated vesting of the awards is appropriate to compensate the executive for the value he or she contributed to the organization. See “Executive Compensation—Potential Payments Upon Termination or Change-in-Control.”

The committee established the individual 2009 annual long-term incentive award grant targets below the median of benchmark data because the price of the Company’s stock in February 2009 was significantly lower than historical levels and the committee anticipated that the price would recover over time. Therefore, the committee lowered the target value of the awards to reduce the amount of stock options, restricted stock units and performance-based cash awards granted. See “—Establishing and Evaluating Executive Compensation—Benchmarking,” and “—Analysis of Our Named Executive Officers’ Compensation” for discussions regarding how targets are set for each of our named executive officers.

The 2009 long-term incentive awards were the first annual long-term incentive awards made to our executives since the Company’s spin-off from First Data Corporation on September 29, 2006 (the “spin-off”). At the time of our spin-off, the Company’s executives received “multi-year” grants calculated based on a valuation of annual grants which would have been made to the executive from the time of the spin-off through the end of 2008. Therefore, the spin-off grants to the executives equaled 2.25 multiplied by the named executive officer’s target annual grant levels established by First Data at the time of the spin-off. Based on advice received from the compensation consultant at the time, these “multi-year” grants were a typical practice with newly public companies. As a result, no annual long-term incentive grants were made to the executives in 2007 or 2008, other than to new executives. As an example of the value of the long-term incentive awards made at the spin-off, the Chief Executive Officer received a long-term incentive award with a grant date fair value of $10,125,000. This award was 2.25 times her target annual grant level, which was established at 530% of her annualized salary at the time of the spin-off. The spin-off award value was allocated 75% in stock options and 25% in restricted stock.

Certain of our executives received “career share” restricted stock unit awards in February 2009. The Compensation Committee awarded the career shares as additional retention incentives and in recognition of the significant contributions of these executives and the importance of their positions and responsibilities. The career shares vest in full if the executive is employed by the Company on the fourth anniversary of the date of grant. The committee established this vesting schedule to provide a longer retention incentive for the executives than the annual restricted stock unit awards. The vesting of the career share awards is also subject to a performance metric specifically designed to assure that the career share awards are eligible for deductibility under Section 162(m) of the Internal Revenue Code. Please see “—Analysis of Our Named Executive Officers’ Compensation” for discussions regarding the career share awards made to the named executive officers.

When making regular annual equity grants, the Compensation Committee’s policy is to approve them during the first quarter of each year as part of the annual compensation review. The grant date of the regular annual equity grants is the date upon which the award is approved by the committee. Under this policy, off-cycle equity grants are made on a quarterly basis to those eligible employees hired or promoted before the end of each calendar quarter with a grant date five trading days following our quarterly earnings release. The Compensation Committee has the discretion to make equity grants immediately if the Compensation Committee deems it appropriate in select circumstances. The Compensation Committee approves all annual equity grants and any off-cycle equity grants made to our executives. The Compensation Committee delegates authority to approve off-cycle equity grants to employees other than the executives to the Compensation Committee Chair.

Severance and Change-in-Control Policy

Western Union has a severance and change-in-control policy for our executives. The policy helps accomplish Western Union’s compensation philosophy of attracting and retaining exemplary talent. The committee believes it is appropriate to provide executives with the rewards and protections afforded by the severance and change-in-control policy. The policy reduces the need to negotiate individual severance arrangements with departing executives and protects our executives from termination for circumstances not of their doing.

In the event of a change-in-control, the policy’s severance benefits are payable only upon a so-called “double trigger.” This means that severance benefits are triggered only when an eligible executive is involuntarily terminated (other than for cause, death, or disability), or terminates his or her own employment voluntarily for “good reason” (including a material reduction in title or position, reduction in base salary or bonus or relocation from principal working location of more than 50 miles without consent) within 24 months after the date of a change-in-control. The committee amended the severance and change-in-control policy in 2009 to require a “double trigger” for the accelerated vesting of long-term incentive awards in the event of a change-in-control beginning with the 2009 awards.

The Compensation Committee amended the severance and change-in-control policy in 2009 to eliminate tax gross-up payments in the event of a change-in-control for those individuals who become executives of the Company following the date of the amendment.

Please see the “Executive Compensation—Potential Payments Upon Termination or Change-in-Control ” section of this Proxy Statement for further information regarding Western Union’s severance and change-in-control policy.

Retirement Savings Plans

Western Union’s executives are eligible for the retirement benefits that are generally available to all management-level employees in the countries in which the executives are located. Western Union provides retirement benefits in the United States through a qualified defined contribution 401(k) plan, the Incentive Savings Plan, and a nonqualified defined contribution plan, the Supplemental Incentive Savings Plan. The Supplemental Incentive Savings Plan is available to all members of our senior management (vice president and above) and provides a vehicle for additional deferred compensation with matching contributions from the Company. We maintain the Incentive Savings Plan and the Supplemental Incentive Savings Plan for our eligible United States employees, including our United States named executive officers, because we wish to encourage our employees to save some percentage of their cash compensation for their eventual retirement. Mr. Ersek participates in the qualified retirement plan made available to eligible employees in Austria.

These types of savings plans are consistent with those provided by our peer companies, and are an important element in attracting and retaining talent in a competitive market. Please see the 2009 Nonqualified Deferred Compensation Table in the “Executive Compensation” section of this Proxy Statement for further information regarding Western Union’s retirement savings plans.

Benefits and Perquisites

The Compensation Committee determined that, in general, benefits available to management-level employees of the Company, when considered together with their levels of compensation and very limited perquisites, were appropriate for executive officers.

The Company’s global benefit philosophy for employees, including executives, is to provide a package of benefits consistent with local practices and competitive within individual markets. Each of our named executive officers participates in the health and welfare benefit plans and fringe benefit programs generally available to all other Western Union employees in the countries in which they are located. In addition, in 2009 the Company provided the following benefits and perquisites as described in the Summary Compensation Table in the “Executive Compensation” section of this Proxy Statement: financial planning services; relocation reimbursement; an annual physical examination at a Mayo Clinic facility including travel expenses for the executive; tickets to sporting events; spousal travel to business events and activities for spouses at those events; and, for one of our executives, a Company-paid car and parking. In 2009, the committee determined that financial planning would no longer be provided to executives beginning in January 2010.

The Company provided its named executive officers with reasonable perquisites and other personal benefits which are consistent with the Company’s philosophy of attracting and retaining exemplary executive talent and, in some cases, such as the annual physical examination at a Mayo Clinic facility, the Company provides such personal benefits because they are in the best interests of the Company and its stockholders. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

Share Ownership Guidelines

To align our executives’ interests with those of our stockholders and to assure that our executives own meaningful levels of Western Union shares throughout their tenures with the Company, the Compensation Committee established share ownership guidelines for our executives. The share ownership guidelines require the Chief Executive Officer to own Western Union shares equal in value to five times her base salary and each of the executive officers to own shares equal in value to two times his or her respective base salary.

The ownership guideline for the Chief Executive Officer is higher because (i) the committee desires that she maintain a significant interest in the future of the Company, (ii) she receives higher equity grants than the other executives and (iii) this is consistent with market practices. Executives have five years from the spin-off, or the date of hire for executives hired after the spin-off, in which to reach their ownership guideline level. If an executive’s base salary increases, the ownership guideline increases proportionately, and the time period within which the executive is required to reach the increased ownership requirement is also five years. The on-going executive long-term incentive compensation program has been designed to facilitate achievement of the ownership guidelines.

Included in the definition of share ownership are unvested shares of restricted stock and restricted stock units, any Western Union shares owned outright, including shares acquired upon option exercises, and shares in any Western Union benefit plan. Unexercised stock options do not count towards meeting share ownership guidelines.

Employment Agreements

While the Compensation Committee generally believes that employment at all levels of the Company should be based on sustained good performance rather than contractual terms, the Company recognizes that under certain circumstances special arrangements may be necessary or desirable. The Company has employment agreements with Mr. Ersek, Ms. Clark and Mr. Stockdale. In May 2008, the Company entered into a letter agreement with Mr. Stockdale in order to encourage him to join Western Union. Similarly, in February 2009, the Company entered into a letter agreement with Ms. Clark in order to encourage her to join Western Union. The Company’s agreement with Mr. Ersek, which was in place from 1999 through November 2009, was consistent with those of the Company’s employees in Austria and was principally a statement of his basic terms of employment. Mr. Ersek and subsidiaries of the Company entered into an employment contract in November 2009 relating to his new position as Chief Operating Officer. Please see the “Executive Compensation—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Arrangements” section of this Proxy Statement for a description of the material terms of these agreements.

Clawback Policy

The Board of Directors adopted a clawback policy in 2009. Under the policy, the Board may, in its discretion and subject to applicable law, recover incentive compensation paid to an executive officer of the Company (defined as an individual subject to Section 16 of the Securities Exchange Act of 1934, as amended, at the time the incentive compensation was received by or paid to the officer) if the compensation resulted from any financial result or performance metric that was impacted by the executive officer’s misconduct or fraud.

Tax Implications of Executive Compensation Program

Under Section 162(m) of the Internal Revenue Code, named executive officer (other than the Chief Financial Officer) compensation over $1 million for any year is generally not deductible for United States income tax purposes. However, performance-based compensation is exempt from the deduction limit if certain requirements are met. The Compensation Committee structures compensation to take advantage of this exemption under Section 162(m) to the extent practicable, while satisfying the Company’s compensation policies and objectives. Substantially all 2009 named executive officer compensation is expected to be deductible under

Section 162(m) or otherwise not exceed $1 million. For example, all named executive officer base salaries are below $1 million and, subject to compliance with Section 162(m), annual cash incentive awards, performance-based cash awards and stock option awards qualify for the exemption under Section 162(m). Although restricted stock and restricted stock unit awards granted prior to 2009 did not qualify for the exemption under Section 162(m), restricted stock unit awards in and after 2009 are expected to qualify for this exemption. Because the Compensation Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet the standards of Section 162(m) when necessary to enable the Company to continue to attract, retain and motivate highly-qualified executives, it reserves the authority to approve potentially non-deductible compensation in appropriate circumstances.

Analysis of Our Named Executive Officers’ Compensation

Christina A. Gold

President and Chief Executive Officer

Ms. Gold is responsible for the overall performance of the Company. She also serves as a director of the Company. Ms. Gold joined Western Union as its President in 2002. She oversaw the spin-off and establishment of Western Union as an independent, publicly-traded Fortune 500 company in 2006. Prior to joining Western Union, Ms. Gold was President and Chief Executive Officer of Excel Communications and served as President of Avon North America.

Ms. Gold’s 2009 compensation was weighted significantly toward variable and performance-based incentive pay over fixed pay, and long-term, equity-based pay over annual cash compensation, because the Compensation Committee desired to tie a significant level of Ms. Gold’s compensation to the performance of the Company. At target-level performance for 2009, Ms. Gold’s annual compensation was weighted 10% base salary, 15% annual incentive award, and 75% long-term incentive award. Ninety percent of Ms. Gold’s targeted compensation varies based on the Company’s performance.

In February 2009, the Compensation Committee maintained Ms. Gold’s base salary at $975,000 and increased her Annual Incentive Plan target to 150% of her base salary, or $1,462,500. The maximum Annual Incentive Plan award that she could have earned in 2009, based on achieving superior annual performance, was 200% of her target, or $2,925,000. Ms Gold’s total 2009 cash compensation was targeted to be slightly above the benchmark median level. The Compensation Committee also established the target long-term incentive award for Ms. Gold at $5,500,000, consisting of performance-based cash awards, stock option awards and restricted stock units as described under “The Western Union 2009 Executive Compensation Program—Long-Term Incentive Compensation,” above. The long-term incentive award target was at the median of the benchmark compensation data reviewed by the committee. In determining the level for each of these compensation elements, the Compensation Committee considered Ms. Gold’s role and responsibilities as Chief Executive Officer, the Company’s financial performance and the goals and objectives set for the Company by the Board of Directors.

In recognition of Ms. Gold’s contributions to the Company, on February 17, 2009 the Board awarded Ms. Gold 168,635 restricted stock unit “career shares.” The Compensation Committee awarded the career shares to Ms. Gold as incentive for Ms. Gold to remain with the Company and in recognition of her important role as the Company’s leader. The grant date value of the award was $2 million. The committee determined the amount of the award based on advice from the Compensation Consultant that Ms. Gold’s total compensation, if those awards vest, would target approximately the 60th percentile of the peer group benchmarked compensation.

Ms. Gold’s compensation is set higher relative to the other named executive officers. The Compensation Committee considers this to be appropriate, based on market data provided by the Compensation Consultant, and because her level of pay reflects her ultimate responsibility to oversee the performance of the Company.

Based on the Company’s performance for 2009 as described in “The Western Union 2009 Executive Compensation Program—Annual Incentive Compensation,” above, Ms. Gold’s 2009 Annual Incentive Plan award was $1,374,750. This reflected the payout of 94% of her target.

Scott T. Scheirman

Executive Vice President and Chief Financial Officer

Mr. Scheirman joined First Data in 1992, where he held positions of increasing responsibility in the finance area. Mr. Scheirman served as the Senior Vice President and Chief Financial Officer for the Western Union business unit from 1999 through 2006 and assumed his current role as Executive Vice President and Chief Financial Officer at the time of the spin-off in 2006. Prior to joining First Data, Mr. Scheirman was with Ernst & Young LLP.

With Mr. Scheirman’s tenure and strong performance in his role, the Compensation Committee targeted his 2009 annual target cash compensation at the benchmarked median for chief financial officers and the value of his 2009 long-term incentive award was below benchmarked median for the reasons discussed under “The Western Union 2009 Executive Compensation Program—Long-Term Incentive Compensation,” above.

Based on the Company’s performance for 2009 as described in the “The Western Union 2009 Executive Compensation Program—Annual Incentive Compensation “ discussion above, Mr. Scheirman’s 2009 Annual Incentive Plan award was $453,456. This reflected the payout of 94% of his target.

Hikmet Ersek

Chief Operating Officer

During 2009, Executive Vice President and Managing Director, Europe/Middle East/Africa/Asia Pacific

Mr. Ersek joined Western Union in 1999, and was responsible for increasing geographical areas in Europe, taking responsibility for Europe/Middle East/Africa/South Asia in 2003 and, in January 2009, adding the Asia Pacific region to his area of responsibility. Mr. Ersek was promoted to Chief Operating Officer effective January 1, 2010. Prior to joining Western Union, he held positions at Europay/MasterCard and General Electric (GE) Capital. The Europe/Middle East/Africa/Asia Pacific region is a significant area of growth for the Company, consisting of over 160 countries and territories and more than 305,000 agent locations. The region also presents unique regulatory challenges including those relating to the Western Union International Bank.

Mr. Ersek’s 2009 target annual cash compensation was established slightly above benchmarked median, reflecting his contributions as a leader in the organization and expanding responsibilities. The value of his 2009 long-term incentive award was below benchmarked median for the reasons discussed under “The Western Union 2009 Executive Compensation Program—Long-Term Incentive Compensation,” above. Mr. Ersek’s increase in salary included a regular annual salary adjustment of 3.5% plus an additional 8.1% increase to bring his salary to a level appropriate for the expansion of his responsibilities in 2009 to include the Asia Pacific region.

Based on the Company’s performance for 2009 as described in the “The Western Union 2009 Executive Compensation Program—Annual Incentive Compensation” discussion above, Mr. Ersek’s 2009 Annual Incentive Plan award was €516,600, or $699,321 based on a conversion rate of 1.3537 as of February 24, 2010. This reflected the payout of 92% of his target, consistent with the corporate and business unit performance payout calculations of 94% of his corporate performance target, which was 75% of his total award, and 87% of his business unit target, which was 25% of his total award. Mr. Ersek’s payout under the 2009 Annual Incentive Plan, as measured in U.S. dollars, is above target, in part, due to fluctuations in the value of the Euro as compared to the U.S. dollar. The conversion rate on February 24, 2010, the date the payout under the 2009 Annual Incentive Plan was approved, was 1.3537, compared to a conversion rate of 1.2571 on February 17, 2009, the date the 2009 Annual Incentive Plan award was granted to Mr. Ersek.

In recognition of Mr. Ersek’s position as a key employee of the Company and the increased responsibilities that he assumed in January 2009, on February 17, 2009 the committee awarded Mr. Ersek 84,318 restricted stock unit “career shares.” The committee established the value of the career share award at a level that would result in ownership of a meaningful number of shares and be proportionally appropriate relative to the career shares awarded to Ms. Gold.

Ranjana Clark

President, Global Business Payments and Executive Vice President, Head of Global Strategy

Ms. Clark leads the Company’s Global Business Payments and Global Strategy functions. Prior to joining Western Union in March 2009, Ms. Clark was with Wachovia Corporation and Wells Fargo & Company for 20 years serving in positions of increasing and varied responsibilities, most recently as Senior Executive Vice President and Chief Marketing Officer at Wachovia and Head of the Wholesale Customer Experience Group at Wells Fargo. Early in her career, Ms. Clark spent five years with Deutsche Bank in Mumbai, India.

Ms. Clark’s salary, Annual Incentive Award target level and future annual equity award target were determined at the time she joined the Company using benchmark data for executives leading large regional business units. In setting her compensation, the committee also considered her compensation levels at her previous employer and those of other Company executives. She received a guaranteed bonus of $580,000, equivalent to her Annual Incentive Award target of 100% of her base salary for 2009 under the terms of her employment letter. At the time she joined the Company, Ms. Clark also received a new hire equity grant and cash-based performance award, 29,586 restricted stock unit “career shares” and a sign-on bonus. These awards and the bonus were intended to replace the value of Ms. Clark’s unvested equity awards and bonus opportunity at the time she left her previous employer to join the Company. See “Executive Compensation—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Arrangements” for a description of Ms. Clark’s employment letter

Stewart A. Stockdale

President, The Americas and Executive Vice President, Global Cards and Global Key Accounts

Mr. Stockdale joined Western Union in 2008 and is responsible for the consumer-to-consumer business in the Americas region. In January 2010, Mr. Stockdale assumed the responsibility for Global Cards and Global Key Accounts. Prior to joining Western Union, Mr. Stockdale served as the President of Simon Brand Ventures and as Chief Marketing Officer of Simon Property Group, and held senior positions at a number of multinational corporations including Conseco, Inc., MasterCard, American Express and Procter & Gamble.

Mr. Stockdale is relatively new to the Company and to his responsibilities for the Americas region. As such, Mr. Stockdale’s 2009 target annual cash compensation was set slightly below benchmarked median. The value of his 2009 long-term incentive award was below benchmarked median for the reasons discussed under “The Western Union 2009 Executive Compensation Program—Long-Term Incentive Compensation,” above. Mr. Stockdale’s base salary for 2009 included an annual merit salary increase of 3.0%, plus an additional 6.8% increase to bring his salary to a level appropriate for the expansion of his responsibilities from oversight of the United States and Canada consumer money transfer business to the entire Americas region in November 2008.

Based on the Company’s performance for 2009 as described in the “The Western Union 2009 Executive Compensation Program—Annual Incentive Compensation” discussion above, Mr. Stockdale’s 2009 Annual Incentive Plan award was $462,825. This reflected the payout of 93.5% of his target, consistent with the corporate and business unit performance calculations of 94% of his corporate performance target, which was 75% of his total award, and 92% of his business unit target, which was 25% of his total award.

In recognition of Mr. Stockdale’s position as a key employee of the Company and the increased responsibilities that he assumed in November 2008, on February 17, 2009 the Committee awarded Mr. Stockdale 42,159 restricted stock unit “career shares.” The committee established the value of the career share award at a level that would result in ownership of a meaningful number of shares and be proportionally appropriate relative to the career shares awarded to Ms. Gold.

2010 Compensation

At its February 24, 2010 meeting, the Compensation Committee approved the following compensation amounts and awards for the current named executive officers, except that the committee approved these elements for Mr. Ersek in November 2009 in connection with the approval of Mr. Ersek’s promotion to Chief Operating Officer and for Mr. Stockdale in December 2009 in connection with Mr. Stockdale’s promotion to President, The Americas and Executive Vice President, Global Cards and Global Key Accounts. In addition, in recognition of Mr. Stockdale’s increased responsibilities, on February 9, 2010, the Committee awarded Mr. Stockdale 61,958 restricted stock unit “career shares.” The committee established the value of the career share award at a level that the committee believed would serve as a meaningful incentive for Mr. Stockdale to remain with the Company.

Named Executive Officer	Base Salary		Annual Incentive Award Target		Long- Term Incentive Award Target
Christina A. Gold	$975,000		$1,462,500		$5,500,000
Scott T. Scheirman	$536,000		$509,200		$1,200,000
Hikmet Ersek	$859,380	(1)	$988,287	(1)	$3,500,000
Ranjana Clark	$580,000		$580,000		$1,400,000
Stewart A. Stockdale	$600,000		$600,000		$1,400,000

Footnotes:

(1)	Mr. Ersek is paid in euros and, as a result, the amount of compensation reported in U.S. dollars is impacted by fluctuations in the value of the U.S. dollar compared to the euro. Mr. Ersek’s 2010 salary of €600,000 and annual incentive target award of 115% of base salary have been converted to U.S. dollars using an exchange rate of 1.4323 as of January 1, 2010.

EXECUTIVE COMPENSATION

The following table contains compensation information for our named executive officers for the last three fiscal years. As described in the Compensation Discussion and Analysis, the 2009 long-term incentive awards were the first annual long-term incentive awards made to our executives since the Company’s spin-off from First Data Corporation on September 29, 2006 (the “spin-off”). At the time of our spin-off, the Company’s executives received “multi-year” grants calculated based on a valuation of annual grants which would have been made to the executive from the time of the spin-off through the end of 2008. Therefore, the spin-off grants to the executives equaled 2.25 multiplied by the named executive officer’s target annual grant levels established by First Data at the time of the spin-off. Based on advice received from the compensation consultant at the time, these “multi-year” grants were a typical practice with newly public companies. As a result, no annual long-term incentive grants were made to the executives in 2007 or 2008, other than to new executives.

2009 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($000)	Bonus ($000)		Stock Awards ($000)(1)		Option Awards ($000)(1)	Non-Equity Incentive Plan Compensation ($000)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($000)	All Other Compensation ($000)(3)	Total ($000)
Christina A. Gold	2009	975.0	—		3,833.4		1,833.3	1,374.8	—	122.2	8,138.7
President and Chief Executive Officer	2008	966.7	—		—		—	1,105.7	—	117.6	2,190.0
	2007	912.5	—		—		—	647.5	2.9	112.8	1,675.7

Scott T. Scheirman	2009	533.3	10.0	(4)	333.3		333.3	453.5	—	49.7	1,713.1
EVP and Chief Financial Officer	2008	511.7	—		—		—	349.4	—	51.1	912.2
	2007	466.3	—		—		—	184.2	18.1	40.8	709.4

Hikmet Ersek(5)	2009	802.1	10.0	(4)	1,833.4		833.3	699.3	—	115.0	4,293.1
Chief Operating Officer	2008	679.4	—		—		—	477.8	—	74.3	1,231.5
	2007	660.3	—		221.4		92.7	421.4	—	66.9	1,462.7

Ranjana B. Clark(6)	2009	439.0	1,500.0	(7)	1,356.7	(8)	466.7	—	—	330.4	4,092.8
President, Global	2008	N/A	N/A		N/A		N/A	N/A	N/A	N/A	N/A
Business Payments and EVP, Global Strategy	2007	N/A	N/A		N/A		N/A	N/A	N/A	N/A	N/A

Stewart A. Stockdale(9)	2009	550.0	49.5	(4)	900.0		400.0	462.8	17.5	276.3	2,656.1
President, The Americas and EVP, Global Cards & Global Key Accounts	2008	261.4	405.0	(10)	1,925.0		1,875.0	—	—	320.4	4,786.8
	2007	N/A	N/A		N/A		N/A	N/A	N/A	N/A	N/A

Footnotes:

(1)	The amounts in this column represent awards granted under The Western Union Company Long-Term Incentive Plan (the “Long-Term Incentive Plan”). The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). See Note 16, Note 16 and Note 14 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the years ended December 31, 2009, December 31, 2008 and December 31, 2007, respectively, for a discussion of the relevant assumptions used in calculating the amount for the applicable year. Please see the “Compensation Discussion and Analysis” section of this Proxy Statement for further information regarding the multi-year grants and each named executive officer’s 2009 award under the Long-Term Incentive Plan.
(2)	The amounts shown in this column constitute payments under The Western Union Company Senior Executive Annual Incentive Plan (the “Annual Incentive Plan”). Please see the “Compensation Discussion and Analysis” section of this Proxy Statement for more specific information regarding each named executive officer’s potential award under the Annual Incentive Plan.

(3)	Amounts included in this column for 2009 are set forth by category in the All Other Compensation Table below.
(4)	This amount represents a discretionary bonus paid in 2010 relating to 2009 performance.
(5)	Mr. Ersek’s pay is denominated in euros and, as a result, the amount of compensation reported in U.S. dollars is impacted by fluctuations in the value of the U.S. dollar compared to the euro. Mr. Ersek’s 2009 compensation, other than compensation recognized for options and stock awards, Non-Equity Incentive Plan Compensation, discretionary bonus, and certain other benefits included in the “All Other Compensation Table” below, has been converted to U.S. dollars using an exchange rate of 1.4323 as of December 31, 2009. Mr. Ersek’s 2009 Non-Equity Incentive Plan Compensation has been converted to U.S. dollars using an exchange rate of 1.3537 as of February 24, 2010. During 2009, Mr. Ersek served as the Company’s Executive Vice President and Managing Director, Europe/Middle East/Africa/Asia Pacific and, effective January 1, 2010, Mr. Ersek was promoted to Chief Operating Officer of the Company.
(6)	Ms. Clark joined the company in March, 2009.
(7)	Ms. Clark’s 2009 bonus represents a guaranteed bonus equal to 100% of her annualized salary ($580,000), a sign-on cash bonus of $910,000, and a discretionary cash bonus of $10,000.
(8)	This amount includes equity awards granted pursuant to the terms of Ms. Clark’s employment agreement as well the portion of Ms. Clark’s sign-on bonus that was payable, pursuant to the terms of her employment agreement, in the form of restricted stock units.
(9)	Mr. Stockdale joined the Company in June, 2008.
(10)	Mr. Stockdale’s 2008 bonus represents a guaranteed bonus equal to 80% of Mr. Stockdale’s 2008 annual base salary pursuant to his employment agreement, plus a $5,000 discretionary bonus paid in December 2008.

ALL OTHER COMPENSATION

Name	Year	Perquisites & Other Personal Benefits ($000)(1)		Tax Reimbursements ($000)(2)	Company Contributions to Defined Contribution Plans ($000)(3)	Insurance Premiums ($000)	Total ($000)
Christina A. Gold	2009	20.4		11.3	83.2	7.3	122.2
Scott T. Scheirman	2009	11.3		2.3	35.3	0.8	49.7
Hikmet Ersek(4)	2009	40.9		20.7	53.4	—	115.0
Ranjana B. Clark	2009	251.6	(5)	72.8	5.3	0.7	330.4
Stewart A. Stockdale	2009	224.8	(6)	12.7	38.0	0.8	276.3

Footnotes:

(1)	Amounts in this column include the incremental cost or valuation of financial planning services for Ms. Gold and for Messrs. Scheirman, Ersek and Stockdale, commercial flights for travel by the spouses of Messrs. Scheirman and Stockdale to attend a business event and the cost of activities of the spouses at that event, relocation expenses for Ms. Clark and Mr. Stockdale (as described in Footnotes 6 and 7, respectively, to this table), sporting event tickets, personal use of a Company-provided car and parking facilities by Mr. Ersek, and an annual physical examination at a Mayo Clinic facility, including travel expenses, for certain of these executives.
(2)	Amounts in this column include tax gross-ups for financial planning services for Ms. Gold and Messrs. Scheirman and Ersek, certain relocation expenses for Ms. Clark (as described in Footnote 6 to this table), and a commercial flight for travel by the spouse of Mr. Scheirman to attend a business event. The amount reported for Mr. Stockdale consists of gross-ups relating to (i) financial planning in the amount $5,800, (ii) relocation expenses in the amount of $6,700 (as described in Footnote 7 to this table) and (iii) commercial flights for travel by Mr. Stockdale’s spouse in the amount of $200.
(3)	Amounts shown in this column represent contributions made by the Company on behalf of each of the named executive officers, except for Mr. Ersek, to the Company’s Incentive Savings Plan and/or the Supplemental Incentive Savings Plan, and contributions made by the Company on behalf of Mr. Ersek to the Company’s defined contribution plan in Austria, the Vereinigung Banken Versicherungen Pensionskasse Plan.
(4)	Amounts paid to or on behalf of Mr. Ersek in euros were converted using an exchange rate of 1.4323 as of December 31, 2009.
(5)	This amount includes $240,988 paid to or on behalf of Ms. Clark in connection with her relocation from North Carolina to Colorado. These relocation expenses were valued on the basis of the aggregate incremental cost to the Company and represent the amount accrued for payment or paid to the service provider or Ms. Clark, as applicable.
(6)	This amount includes $201,695 paid to or on behalf of Mr. Stockdale in connection with his relocation from Indiana to Colorado. These relocation expenses were valued on the basis of the aggregate incremental cost to the Company and represent the amount accrued for payment or paid to the service provider or Mr. Stockdale, as applicable.

The following table summarizes awards made to our named executive officers in 2009.

2009 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($000) (12)
			Target ($000)		Maximum ($000)
Christina A. Gold			1,462.5	(1)	2,925.0	(1)
			1,833.3	(2)	3,666.7	(2)
	2/17/2009	2/17/2009					154,582	(3)				$1,833.4
	2/17/2009	2/17/2009					168,635	(4)				$2,000.0
	2/17/2009	2/17/2009							313,927	(5)	$11.86	$1,833.3

Scott T. Scheirman			482.4	(1)	964.8	(1)
			333.3	(2)	666.7	(2)
	2/17/2009	2/17/2009					28,106	(3)				$333.3
	2/17/2009	2/17/2009							57,078	(5)	$11.86	$333.3

Hikmet Ersek(6)			802.1	(1)	1,604.2	(1)
			833.3	(2)	1,666.7	(2)
	2/17/2009	2/17/2009					70,265	(3)				$833.4
	2/17/2009	2/17/2009					84,318	(4)				$1,000.0
	2/17/2009	2/17/2009							142,695	(5)	$11.86	$833.3

Ranjana B. Clark(7)			466.7	(2)	933.3	(2)
	4/27/2009	2/17/2009					27,614	(8)				$466.7
	4/27/2009	2/17/2009					23,077	(9)				$390.0
	4/27/2009	2/17/2009					29,586	(10)				$500.0
	4/27/2009	2/17/2009							58,261	(11)	$16.90	$466.7

Stewart A. Stockdale			495.0	(1)	990.0	(1)
			400.0	(2)	800.0	(2)
	2/17/2009	2/17/2009					33,727	(3)				$400.0
	2/17/2009	2/17/2009					42,159	(4)				$500.0
	2/17/2009	2/17/2009							68,494	(5)	$11.86	$400.0

Footnotes:

(1)	These amounts consist of the target and maximum cash bonus levels set in 2009 under the Annual Incentive Plan. The amount actually earned by each named executive officer is reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table.
(2)	These amounts consist of the target and maximum cash bonus levels set in 2009 under the Long-Term Incentive Plan. Payment of the performance-based cash award depends on the accomplishment of certain strategic objectives over a two year period. Please see “Compensation Discussion and Analysis” for further information regarding the award.
(3)	This amount represents the restricted stock units granted under the Long-Term Incentive Plan. These restricted stock units are scheduled to vest on February 17, 2012.
(4)	This amount represents “career shares” granted under the Long-Term Incentive Plan in the form of restricted stock units. These restricted stock units are scheduled to vest on February 17, 2013.
(5)	This amount represents stock options granted under the Long-Term Incentive Plan, which vest in 25% increments on each of the first through fourth year anniversaries of the date of grant.
(6)	Mr. Ersek’s 2009 target and maximum bonus levels set under the Annual Incentive Plan have been converted to U.S. dollars using an exchange rate of 1.4323 as of December 31, 2009.
(7)	The Compensation Committee approved Ms. Clark’s equity awards in connection with the approval of her new-hire offer package at its February 17, 2009 meeting.

(8)	This amount represents a new hire equity grant in the form of restricted stock units granted under the Long-Term Incentive Plan and pursuant to the terms of Ms. Clark’s employment agreement. These restricted stock units are scheduled to vest on April 27, 2012.
(9)	This amount represents the portion of Ms. Clark’s sign-on bonus that was payable in equity pursuant to the terms of Ms. Clark’s employment agreement. This equity grant is in the form of restricted stock units granted under the Long-Term Incentive Plan. These restricted stock units are scheduled to vest on April 27, 2012.
(10)	This amount represents “career shares” in the form of restricted stock units granted under the Long-Term Incentive Plan and pursuant to the terms of Ms. Clark’s employment agreement. These restricted stock units are scheduled to vest on April 27, 2013.
(11)	This amount represents stock options granted under the Long-Term Incentive Plan and pursuant to the terms of Ms. Clark’s employment agreement, which vest in 25% increments on each of the first through fourth year anniversaries of the date of grant.
(12)	The amounts shown in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 16 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of the relevant assumptions used in calculating the amount.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Arrangements

During 2009, the Company had employment agreements with Messrs. Ersek and Stockdale and Ms. Clark. The terms of those employment agreements are set forth below.

During 2009, Western Union Financial Services GmbH, one of our subsidiaries, was a party to an employment agreement with Mr. Ersek, pursuant to which Mr. Ersek served as Executive Vice President and Managing Director, Europe/Middle East/Africa/Asia Pacific. The terms of Mr. Ersek’s employment agreement provided for (i) annual base salary subject to merit increases, (ii) an annual bonus, (iii) participation in a pension plan, (iv) vacation leave and (v) a company car. Mr. Ersek’s employment agreement also included confidentiality provisions. The employment agreement also prohibited Mr. Ersek from competing with Western Union while employed by Western Union and from engaging in any activity outside of his employment with Western Union, even if the activity was not competitive with Western Union. Mr. Ersek also agreed, for a period of one year following termination of his employment for any reason, not to compete against Western Union within Austria, provided that in the event of Mr. Ersek’s termination of employment without cause, Western Union would be required to pay Mr. Ersek the amounts to which he was most recently entitled under his employment agreement. The employment agreement did not have a fixed term and could be terminated by either party upon six months’ prior notice.

On November 9, 2009, Western Union Financial Services GmbH entered into a new employment agreement with Mr. Ersek pursuant to which Mr. Ersek agreed to serve, commencing January 1, 2010, as the Company’s Chief Operating Officer. The November 2009 employment agreement superseded, in its entirety, Mr. Ersek’s then-existing employment agreement. Mr. Ersek’s employment agreement provides for, among other benefits (i) an annual base salary of EUR 600,000, subject to merit increases, (ii) eligibility to participate in the Company’s Long-Term Incentive Plan and Annual Incentive Plan (iii) eligibility to participate in retirement, health and welfare benefits programs on the same basis as similarly situated employees in Austria, as well as benefits under the Company’s expatriate assignment policy, which include (A) relocation and housing benefits, (B) tax preparation and equalization benefits, (C) a company car, (D) travel expenses for Mr. Ersek and his immediate family, and (E) an education allowance for dependent children. Mr. Ersek’s employment agreement also includes non-competition, non-solicitation and confidentiality provisions. The term of Mr. Ersek’s employment agreement commenced on January 1, 2010 and, unless terminated earlier or extended pursuant to the terms of the employment agreement, ends on December 31, 2011 (the “Term”). The agreement provides that if Mr. Ersek is appointed to and accepts the position of Chief Executive Officer of the Company (“Chief Executive Officer”), Mr. Ersek’s appointment as Chief Operating Officer will immediately end, the agreement will be immediately terminated and Mr. Ersek will become employed in the United States by the Company or one of its United States subsidiaries. The agreement provides further that if, (i) on or before the expiration of the Term,

Mr. Ersek is notified that he will not be considered as a candidate for the Chief Executive Officer position, and Mr. Ersek elects, within 30 calendar days of such notification, to terminate his employment, or (ii) during or upon the expiration of the Term, Mr. Ersek is offered the Chief Executive Officer position and declines such offer and elects, within 30 calendar days of the date he declines such offer, to terminate his employment, then in either case Mr. Ersek will be eligible to receive benefits under the Company’s Severance/Change in Control Policy (Executive Committee Level) as if Mr. Ersek’s employment terminated for an eligible reason under such policy.

Western Union is party to a letter agreement with Stewart A. Stockdale, pursuant to which Mr. Stockdale served initially as Executive Vice President, United States/Canada and more recently as President, The Americas and Executive Vice President, Global Cards and Global Key Accounts. The terms of Mr. Stockdale’s agreement provide, among other benefits, for (i) an annual base salary of $500,000, subject to merit increases, (ii) eligibility to participate in the Annual Incentive Plan with a guaranteed bonus for 2008 based on the 2008 target of 80% of annualized base salary (or $400,000) and a maximum potential payout for 2008 of up to 160% of annualized base salary, (iii) eligibility to participate in Western Union’s retirement, health, welfare and financial security benefit programs, (iv) eligibility for an annual target grant of stock options and/or restricted stock of approximately two times Mr. Stockdale’s annual base salary beginning in 2009 and (v) relocation benefits. The terms of Mr. Stockdale’s agreement also provided that he was eligible for consideration for a new hire equity grant of stock options and restricted stock awards valued at the time of grant at $2,500,000 and a buy-out equity grant of restricted stock awards valued at the time of grant at $1,300,000. Mr. Stockdale was awarded the new hire and buy-out equity grants on June 23, 2008.

Western Union is party to a letter agreement with Ranjana Clark, pursuant to which Ms. Clark serves as President, Global Business Payments and Executive Vice President, Head of Global Strategy. The terms of Ms. Clark’s agreement provide, among other benefits, for (i) an annual base salary of $580,000, subject to merit increases, (ii) eligibility to participate in the Annual Incentive Plan with a target bonus of 100% of her annualized salary, the first year (2009) guaranteed at no less than target (or $580,000), (iii) eligibility to participate in Western Union’s retirement, health, welfare and financial security benefit programs, (iv) beginning in 2010, eligibility for an annual target grant of stock options and/or restricted stock valued at $1,400,000 and (v) relocation benefits. The terms of Ms. Clark’s agreement also provided that she was eligible for consideration for a new hire equity grant of stock options and restricted stock awards valued at the time of grant at $1,400,000, a one-time “career share” award of restricted stock units valued at `the time of grant at $500,000 and a sign-on bonus of $1,300,000 payable in a combination of cash (payable 50% within 30 days of the date of hire and 50% on the six month anniversary of the date of hire) and restricted stock units. Ms. Clark was awarded the new hire and career share grants on April 27, 2009.

In addition to the employment letter and agreements, we established and adopted an executive severance plan for the payment of certain benefits to senior executives, including our named executive officers, upon termination of employment from Western Union and upon a change-in-control of Western Union. Please see “Potential Payments Upon Termination or Change-in-Control” below for a description of such plan.

Awards

In February 2009, the Compensation Committee granted the executives long-term incentive awards under the Long-Term Incentive Plan. The 2009 long-term incentive awards were the first annual long-term incentive awards made to our executives since the Company’s spin-off from First Data Corporation on September 29, 2006. At the time of our spin-off, the Company’s executives received “multi-year” grants intended to cover the period beginning with the spin-off through the end of 2008. As a result, no annual long-term incentive grants were made to the executives in 2007 or 2008, other than to new executives.

The 2009 long-term incentive awards consisted of equal proportions of performance-based cash awards, stock option awards and restricted stock units. Payment of the performance-based cash award depends upon the accomplishment of strategic objectives over a two year period and is subject to a performance multiplier at the Compensation Committee’s discretion based on performance, allowing for up to 200% of the target to be paid. The performance-based cash award provides for 50% of the value to vest on the two year anniversary of the grant date, and the remaining 50% to vest on the three year anniversary of the grant date. Please see the “Compensation Discussion and Analysis” section of this Proxy Statement for further information regarding the 2009 performance-based cash award, including the performance metrics applicable to such award.

The stock options and restricted stock units granted to the named executive officers as long-term incentive awards under the Long-Term Incentive Plan, the career shares and the awards granted pursuant to the terms of Ms. Clark’s employment agreement are subject to the time-based vesting provisions described in the footnotes to the Grants of Plan-Based Awards Table. The vesting of all of the restricted stock units granted in 2009 was also contingent upon the Company earning at least $10,000,000 in operating income for the year ending December 31, 2009. This addition of a performance-based vesting requirement is intended to qualify these awards as performance-based awards under Section 162(m) of the Code. Because the performance metric was satisfied, the restricted stock unit awards are now subject only to the time-based vesting as described in the footnotes to the Grants of Plan-Based Awards Table. During the restriction period, dividend equivalents equal to the dividends payable on the same number of shares of Western Union common stock will accrue on the restricted stock units and will be paid out in cash on the vesting date.

On February 17, 2009, the Compensation Committee established performance-objectives to be considered when exercising its negative discretion under the Annual Incentive Plan for the 2009 plan year. The objectives with respect to Company-wide performance were based on 2009 revenue and operating income performance. For Ms. Gold and Mr. Scheirman, 100% of their potential bonus was based on overall Company performance. For Messrs. Ersek and Stockdale, 75% of their potential bonus was based on overall Company performance and 25% was based on the performance of their respective business units. Pursuant to the terms of Ms. Clark’s letter agreement, Ms. Clark received a guaranteed bonus in 2009 under the Annual Incentive Plan equal to 100% of her annualized base salary. Please see the “Compensation Discussion and Analysis” section of this Proxy Statement for more specific information regarding each named executive officer’s potential award under the Annual Incentive Plan.

The Long-Term Incentive Plan does not allow repricing of stock options or stock option exercise prices set below the closing trading price on the New York Stock Exchange on the date of grant.

Salary and Bonus in Proportion to Total Compensation

In 2009, our named executive officers employed by the Company as of December 31, 2009 received 25% to 58% of their total compensation reported in the Summary Compensation Table in the form of base salary and cash incentive awards under our Annual Incentive Plan. As noted in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee heavily weighted total direct compensation toward the variable elements, which includes annual incentive compensation and long-term incentive compensation, in order to hold executives accountable and reward them for the results of the Company and, where applicable, their business unit. Our Compensation Committee structured the compensation program to give our named executive officers substantial alignment with stockholders, while also permitting our Compensation Committee to incentivize the named executive officers to pursue performance that increases stockholder value. Please see the “Compensation Discussion and Analysis” section of this Proxy Statement for a description of the objectives of our compensation program and overall compensation philosophy.

The following table provides information regarding outstanding option awards and unvested stock awards held by each of the named executive officers at December 31, 2009.

2009 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($000)(2)
Christina A. Gold	—		313,927	(3)	11.86	2/17/2019	323,217	(8)	6,092.6
	718,198	(4)	239,400	(4)	19.13	9/29/2016
	548,875				20.65	2/22/2016
	329,322				18.25	2/23/2015
	219,550				18.59	2/25/2014
	164,662				15.63	2/5/2013
	329,325				18.49	5/20/2012

Scott T. Scheirman	—		57,078	(3)	11.86	2/17/2019	28,106	(9)	529.8
	135,598	(4)	45,200	(4)	19.13	9/29/2016
	87,820				20.10	2/13/2016
	65,865				19.07	12/8/2014
	197,595				17.78	2/12/2014
	570				15.65	1/22/2013
	3,907				19.22	3/6/2012
	131,730				18.77	2/6/2012
	219				13.54	2/7/2011

Hikmet Ersek	—		142,695	(3)	11.86	2/17/2019	164,583	(10)	3,102.4
	5,000	(5)	5,000	(5)	22.14	2/21/2017
	207,095	(4)	69,032	(4)	19.13	9/29/2016
	87,820				20.10	2/13/2016
	43,910				19.07	12/8/2014
	131,730				17.78	2/12/2014
	21,955				17.94	9/2/2013
	8,400				15.65	1/22/2013
	35,128				18.77	2/6/2012
	8,782				18.86	2/1/2012
	10,846				16.02	7/18/2011

Ranjana B. Clark	—		58,261	(6)	16.90	4/27/2019	80,277	(11)	1,513.2
	—
	—

Stewart A. Stockdale	—		68,494	(3)	11.86	2/17/2019	150,239	(12)	2,832.0
	43,083		129,252	(7)	25.89	6/23/2018

Footnotes:

(1)

Grants prior to September 29, 2006 represent option awards granted to the named executive officer under the First Data equity compensation plans that were replaced with substitute Western Union options that were adjusted to preserve the pre-conversion intrinsic value of the First Data options. A portion of these substitute options became fully vested in December 2005 when the First Data Compensation and Benefits Committee accelerated the vesting of all First Data options outstanding under the 2002 First Data Corporation Long Term Incentive Plan in anticipation of the adoption of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment in the first quarter of 2006. A portion of the substitute options also vested through the normal passage of time. The remainder of these substitute options became fully vested in September 2007 upon consummation of a change-in-control of First Data.

(2)	The market value of shares or units of stock that have not vested reflects a stock price of $18.85, the closing stock price on December 31, 2009.
(3)	These options were awarded on February 17, 2009 and vest in 25% increments on each of the first through fourth year anniversaries of the date of grant.
(4)	These options were awarded on September 29, 2006 and vest in 25% increments on each of the first through fourth year anniversaries of the date of grant.
(5)	These options were awarded on February 21, 2007 and vest in 25% increments on each of the first through fourth year anniversaries of the date of grant.
(6)	These options were awarded on April 27, 2009 and vest in 25% increments on each of the first through fourth year anniversaries of the date of grant.
(7)	These options were awarded on June 23, 2008 and vest in 25% increments on each of the first through fourth year anniversaries of the date of grant.
(8)	This amount consists of 154,582 restricted stock units that are scheduled to vest on February 17, 2012 and 168,635 restricted stock units that are scheduled to vest on February 17, 2013; provided that, in each case, the grantee is still employed by the Company on the vesting date.
(9)	This amount represents restricted stock units that are scheduled to vest on February 17, 2012; provided that the grantee is still employed by the Company on the vesting date.
(10)	This amount consists of 70,265 restricted stock units that are scheduled to vest on February 17, 2012 and 84,318 restricted stock units that are scheduled to vest on February 17, 2013; provided that, in each case, the grantee is still employed by the Company on the vesting date.
(11)	This amount consists of 50,691 restricted stock units that are scheduled to vest on April 27, 2012 and 29,586 restricted stock units that are scheduled to vest on April 27, 2013; provided that, in each case, the grantee is still employed by the Company on the vesting date.
(12)	This amount consists of 33,727 restricted stock units that are scheduled to vest on February 17, 2012, 42,159 restricted stock units that are scheduled to vest on February 17, 2013, and 74,353 restricted stock units that are scheduled to vest on June 23, 2011; provided that, in each case, the grantee is still employed by the Company on the vesting date.

The following table provides information concerning each exercise of stock options and each vesting of stock during 2009 for each of the named executive officers.

2009 OPTION EXERCISES AND STOCK VESTED

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Christina A. Gold	—	—	132,319	2,548,464
Scott T. Scheirman	—	—	24,983	481,173
Hikmet Ersek	—	—	38,155	734,865
Ranjana B. Clark	—	—	—	—
Stewart A. Stockdale	—	—	—	—

The following table provides information regarding our nonqualified deferred compensation plan.

2009 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($000)(1)	Registrant Contribution in Last FY ($000)(2)	Aggregate Earnings in Last FY ($000)	Aggregate Withdrawals/ Distributions ($000)	Aggregate Balance at Last FYE ($000)(3)
Christina A. Gold	104.0	73.4	91.4	—	2,184.4
Scott T. Scheirman	44.1	25.5	12.4	—	1,014.9
Hikmet Ersek	—	—	—	—	—
Ranjana B. Clark	—	—	—	—	—
Stewart A. Stockdale	47.5	38.0	34.7	—	139.2

Footnotes:

(1)	These amounts represent deferrals of the named executive officer’s salary and compensation received under the Annual Incentive Plan and are included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table.
(2)	These amounts are included in the “All Other Compensation” column in the Summary Compensation Table.
(3)	Amounts in this column were previously reported in the Summary Compensation Table in previous years as follows (in $000s): Ms. Gold—$1,915.6, Mr. Scheirman—$932.9 and Mr. Stockdale—$19.0.

Incentive Savings Plan

We maintain a defined contribution retirement plan (the “Incentive Savings Plan” or “ISP”) for our United States employees, including our United States named executive officers, which is structured with the intention of qualifying under Section 401(a) of the Internal Revenue Code. Under the ISP, participants are permitted to make pre-tax deferrals of up to the maximum allowable amount under the Internal Revenue Code. In addition, we make matching contributions equal to 100% of the first 3% of eligible compensation deferred and 50% of the next 2% of eligible compensation deferred. For 2009, each named executive officer (except Mr. Ersek) was eligible to receive a company contribution equal to 4% of his or her eligible salary. During 2009, Mr. Ersek was located in Austria and participated in the qualified retirement savings plan made available to eligible employees in Austria.

Supplemental Incentive Savings Plan

We maintain a nonqualified supplemental savings plan (the “Supplemental Incentive Savings Plan” or “SISP”) for certain of our United States employees, including our United States named executive officers. Under the SISP, participants may defer up to 80% of their salaries, including commissions and incentive compensation (other than annual bonuses), and may make a separate election to defer up to 80% of any annual bonuses and up to 100% of any performance-based cash awards they may earn. The SISP also provides participants the opportunity to receive credits for matching contributions equal to the difference between the matching contributions that a participant could receive under the ISP but for the contribution and compensation limitations imposed by the Internal Revenue Code, and the matching contributions allowable to the participant under the ISP. Participants are generally permitted to choose from among the mutual funds available for investment under the ISP for purposes of determining the imputed earnings, gains and losses applicable to their SISP accounts. Prior to January 1, 2007, participants were also permitted to choose the Western Union Fixed Income Fund for purposes of determining imputed earnings, gains and losses applicable to their SISP accounts. The SISP is unfunded. Participants may specify the timing of the payment of their accounts by choosing either a specified payment date or electing payment upon separation from service (or a date up to five years following separation from service), and in either case may elect to receive their accounts in a lump sum or in annual or quarterly installments over a period of up to ten years. With respect to each year’s contributions and imputed earnings, the participant may make a separate distribution election. Subject to the requirements of Section 409A of the Internal

Revenue Code, applicable Internal Revenue Service guidance, and the terms of the SISP, participants may receive an early payment in the event of a severe financial hardship and may make an election to delay the timing of their scheduled payment by a minimum of five years. During 2009, each of the named executive officers, other than Mr. Ersek, was eligible to participate in the SISP.

Potential Payments Upon Termination or Change-in-Control

Executive Severance Policy

We maintain an executive severance policy for the payment of certain benefits to senior executives, including our named executive officers, upon termination of employment from Western Union and upon a change-in-control of Western Union. The purpose of the severance plan is to promote uniform treatment of senior executives who are involuntarily terminated other than for “cause” or who, following a change-in-control of Western Union, are involuntarily terminated other than for “cause” or terminated for good reason, and to afford such executives the opportunity to protect the share value they have helped create in the event of any change-in-control. Under the executive severance policy, a change-in-control is defined to include:

•	Acquisition by a person or entity of 25% of either the outstanding shares of the Company or the combined voting power of such shares, with certain exceptions;

•	An unapproved change in a majority of the Board members; and

•	Certain corporate restructurings, including certain mergers, dissolution and liquidation.

The plan provides for the following severance and change-in-control benefits:

•	A cash payment equal to the senior executive’s base pay plus target bonus for the year in which the termination occurs, multiplied by two.

•

A cash payment equal to the senior executive’s prorated bonus under the Annual Incentive Plan for the year in which the termination occurs. Effective January 1, 2010, no prorated bonus will be payable unless the Compensation Committee certifies that the performance goals under the Annual Incentive Plan have been achieved for the year in which the termination occurs.

•

Provided that the senior executive properly elects continued health care coverage under applicable law, a lump sum payment equal to the difference between active employee premiums and continuation coverage premiums for eighteen months of coverage.

•

Financial planning benefits plus related tax gross-ups for the two calendar years following the year the executive terminates, subject to the terms of the Executive Financial Planning Program. The Executive Financial Planning Program terminated as of January 1, 2010, so these benefits will no longer be available to our executives.

•	At the discretion of the Compensation Committee, outplacement benefits may be provided to the executive.

•

Effective February 17, 2009, all awards made pursuant to our Long-Term Incentive Plan, including those that are performance-based, generally will become fully vested and exercisable if a senior executive is involuntarily terminated without cause, or terminates for good reason within twenty-four months following a change-in-control. The right to exercise stock options will continue for twenty-four months (thirty-six months in the case of the Chief Executive Officer) after the senior executive’s termination (but not beyond their original terms).

•

Upon a change-in-control only, all equity compensation awards that were made pursuant to our Long-Term Incentive Plan before February 17, 2009, generally will become fully vested and exercisable on the date of the change-in-control. The right to exercise stock options will continue for twenty-four months (thirty-six months in the case of the Chief Executive Officer) after the senior executive’s termination (but not beyond their original terms).

•

If a senior executive is involuntarily terminated without cause and no change-in-control has occurred, awards granted pursuant to our Long-Term Incentive Plan on and after February 17, 2009 (other than the 2009 “career share” grants) generally will vest on a prorated basis based on the period from the grant date to the termination date and stock options will remain exercisable until the end of the severance period under the executive severance policy, but not beyond the stock options’ original terms. The 2009 “career shares” are forfeited upon a termination for any reason.

•

If a senior executive is involuntarily terminated without cause and no change-in-control has occurred, stock options granted pursuant to our Long-Term Incentive Plan before February 17, 2009 will continue to vest and be exercisable for twenty-four months (thirty-six months in the case of the Chief Executive Officer) after the senior executive’s termination (but not beyond their original terms), and restricted stock awards and restricted stock units generally will vest on a prorated basis based on the period from the grant date to the termination date.

•

For individuals who were senior executives on or before April 30, 2009, if benefits payable after a change-in-control exceed 110% of the maximum amount of such benefits that would not be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, an additional cash payment in an amount that, after payment of all taxes on such benefits (and on such amount), provides the senior executive with the amount necessary to pay such tax. (If the benefits so payable do not exceed such 110% threshold, the amount thereof will be reduced to the maximum amount not subject to such excise tax.) During 2009, the plan was amended to provide that the tax benefits described above shall not be provided to any new senior executive who becomes subject to the plan after April 30, 2009.

The provision of severance benefits under the executive severance policy is conditioned upon the executive executing an agreement and release which includes, among other things, non-competition and non-solicitation restrictive covenants as well as a release of claims against the Company. These restrictive covenants vary in duration, but generally do not exceed two years.

Severance Arrangements Pursuant to Employment Agreements

During 2009, Western Union Financial Services GmbH, one of our subsidiaries, was a party to an employment agreement with Mr. Ersek that provided severance payments upon certain terminations. Please see “Payments Upon a Termination—Involuntary Termination Other Than for Death, Disability or Cause” for a description of the benefits that Mr. Ersek would have been entitled to under the terms of his employment agreement if his employment terminated on December 31, 2009.

On November 9, 2009, Western Union Financial Services GmbH entered into a new employment agreement with Mr. Ersek pursuant to which Mr. Ersek agreed to serve, commencing January 1, 2010, as the Company’s Chief Operating Officer. The November 2009 employment agreement superseded, in its entirety, Mr. Ersek’s then-existing employment agreement. The agreement provides that if, (i) on or before the expiration of the term of the agreement, Mr. Ersek is notified that he will not be considered as a candidate for the Chief Executive Officer position, and Mr. Ersek elects, within 30 calendar days of such notification, to terminate his employment, or (ii) during or upon the expiration of the term, Mr. Ersek is offered the Chief Executive Officer position and declines such offer and elects, within 30 calendar days of the date he declines such offer, to terminate his employment, then in either case Mr. Ersek will be eligible to receive benefits under the Company’s Severance/Change in Control Policy (Executive Committee Level) as if Mr. Ersek’s employment terminated for an eligible reason under such policy. If this provision was effective as of December 31, 2009 and Mr. Ersek’s employment terminated pursuant to such provision, Mr. Ersek would have been entitled to the benefits set forth in “Payments Upon a Termination—Involuntary Termination Other Than for Death, Disability or Cause.”

Please see the “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Arrangements” above for a description of terms of Mr. Ersek’s employment agreements.

Upon a change-in-control, unvested stock options and restricted stock granted before February 17, 2009 and held by each of our named executive officers would generally accelerate and vest immediately. Assuming a change-in-control on December 31, 2009, Messrs. Ersek and Stockdale would have received equity values with respect to the vesting of restricted stock and stock options of approximately $188,500 and $1,401,554, respectively. As of December 31, 2009, the exercise price of the unvested stock options held by Ms. Gold and Mr. Scheirman exceeded the closing price of $18.85 per share and, as a result, Ms. Gold and Mr. Scheirman would not have received equity values with respect to such options in connection with a change-in-control.

We have quantified the potential payments upon termination under various termination circumstances in the tables set forth below.

PAYMENTS UPON A TERMINATION

Termination Following a Change-in-Control

	Severance ($000)(1)	Welfare Benefits ($000)(2)	Long-Term Incentives(3)				Total ($000)
			Performance Cash ($000)	Stock Options ($000)	Shares ($000)	Gross- Up ($000)(4)
Christina A. Gold	6,333.5	0.9	1,833.3	2,194.3	6,092.6	4,427.2	20,881.8
Scott T. Scheirman	2,517.9	19.5	333.3	399.0	529.8	1,089.3	4,888.8
Hikmet Ersek	4,008.2	N/A	833.3	997.4	3,102.4	N/A	8,941.3
Ranjana B. Clark	2,898.4	18.2	466.7	113.6	1,513.2	—	5,010.1
Stewart A. Stockdale	2,583.6	19.6	400.0	478.8	2,832.0	1,682.4	7,996.4

Involuntary Termination Other Than for Death, Disability, or Cause

			Long-Term Incentives(3)
	Severance ($000)(1)	Welfare Benefits ($000)(2)	Performance Cash ($000)	Stock Options ($000)	Shares ($000)	Gross- Up ($000)	Total ($000)
Christina A. Gold	6,333.5	0.9	693.2	992.5	843.6	—	8,863.7
Scott T. Scheirman	2,517.9	19.5	126.0	180.5	153.4	—	2,997.3
Hikmet Ersek	4,008.2	N/A	315.1	451.1	563.0	—	5,337.4
Ranjana B. Clark	2,898.4	18.2	176.4	40.2	216.2	—	3,349.4
Stewart A. Stockdale	2,583.6	19.6	151.2	216.5	895.7	—	3,866.6

Death or Disability

			Long-Term Incentives(3)
	Severance ($000)	Welfare Benefits ($000)	Performance Cash ($000)	Stock Options ($000)	Shares ($000)	Gross- Up ($000)	Total ($000)
Christina A. Gold	—	—	1,833.3	2,194.4	6,092.6	—	10,120.3
Scott T. Scheirman	—	—	333.3	399.0	529.8	—	1,262.1
Hikmet Ersek	—	—	833.3	997.4	3,102.4	—	4,933.1
Ranjana B. Clark	—	—	466.7	113.6	1,513.2	—	2,093.5
Stewart A. Stockdale	—	—	400.0	478.8	2,832.0	—	3,710.8

Footnotes:

(1)

Amounts in this column represent severance payments equal to the named executive officer’s pro rata bonus for 2009 plus two times the sum of the named executive officer’s base salary and target bonus. The pro rata bonus is calculated as the target bonus for the named executive officer because the termination is assumed to have occurred on December 31, 2009, the last day of the performance period.
(2)	Other than for Mr. Ersek, amounts in this column represent a lump sum cash payment equal to the product of (i) the difference in cost between the named executive officer’s actual health premiums and COBRA health premiums as of December 31, 2009 and (ii) 18, the number of months of continuing COBRA coverage. As a non-United States employee, Mr. Ersek is not entitled to COBRA benefits.
(3)	Amounts in these columns reflect the long-term incentive awards to be received upon a termination or a change-in-control calculated in accordance with the Western Union Executive Severance Policy and the Long-Term Incentive Plan. In the case of stock grants, the equity value was determined by multiplying the closing price of $18.85 per share on December 31, 2009 by the number of unvested shares of restricted stock that would vest upon a change-in-control or following termination, death or disability. In the case of option awards, the equity value was determined by multiplying (i) the spread between the exercise price and the closing price of $18.85 per share on December 31, 2009 and (ii) the number of unvested option shares that would vest following termination, death, disability or upon a change-in-control. The calculation with respect to unvested long-term incentive awards reflects the following additional assumptions under the Western Union Executive Severance Policy and the Long-Term Incentive Plan:

Pre-February 17, 2009 Grants

Event	Unvested Stock Options	Unvested Restricted Stock
Change-in-Control	Accelerate	Accelerate

Involuntary Termination (Not for Cause)	Vesting continues during severance period, unvested options at end of the severance period are forfeited	Prorated vesting by grant based on ratio of days since grant to total days in vesting period

Death or Disability	Accelerate	Accelerate

Retirement	Vesting continues for a period of four years or, if earlier, until the expiration date	Forfeit

February 17, 2009 and Later Grants

Event	Unvested Stock Options	Unvested Restricted Stock (Other than Career Shares)	Career Shares	Performance Cash
Change-in-Control (Terminate within 24-month Period)	Accelerate	Accelerate	Accelerate	Accelerate

Change-in-Control (Terminate after 24-month Period)	Prorated vesting by tranche based on ratio of days since grant to total days in vesting period	Prorated vesting by grant based on ratio of days since grant to total days in vesting period	Forfeit	Prorated vesting by grant based on actual performance results and ratio of days since grant to total days in vesting period

Event	Unvested Stock Options	Unvested Restricted Stock (Other than Career Shares)	Career Shares	Performance Cash
Change-in-Control (No Termination)	Vesting continues under normal terms	Vesting continues under normal terms	Vesting continues under normal terms	Vesting continues under normal terms

Involuntary Termination (Not for Cause)	Prorated vesting by tranche based on ratio of days since grant to total days in vesting period	Prorated vesting by grant based on ratio of days since grant to total days in vesting period	Forfeit	Prorated vesting by grant based on actual performance results and ratio of days since grant to total days in vesting period

Death or Disability	Accelerate	Accelerate	Accelerate	Vesting accelerates and award is payable based on actual performance results

Retirement	Vesting continues for a period of four years, or if earlier, until the expiration date	Forfeit	Forfeit	Forfeit

(4)	Amounts in this column reflect tax gross-up calculations assuming a blended effective tax rate of approximately 40% and a 20% excise tax incurred on excess parachute payments, as calculated in accordance with Internal Revenue Code Sections 280G and 4999. For Mr. Stockdale, the amount reflects compensation information based on Mr. Stockdale’s W2 form for 2008, with such compensation information based on an annualized salary amount. For Ms. Clark, the amount reflects compensation information based on Ms. Clark’s W2 form for 2009, with such compensation information based on an annualized salary amount. The equity is valued using a closing stock price of $18.85 on December 31, 2009.

Risk Management and Compensation

The Company compensates its employees with base salaries along with incentive programs designed to encourage behavior which is supportive of the long-term interests of the corporation. Historically the Company has evaluated the merits of its compensation programs, including the associated risks. In 2010 the Company performed a comprehensive review of its compensation policies and programs to determine whether they encourage unnecessary or inappropriate risk-taking by the Company’s employees. In connection with this review, management and our independent compensation consultant, Frederic W. Cook & Co., Inc., reviewed the risks associated with the Company’s compensation policies and programs, including risks under the Company’s various incentive programs associated with the form in which compensation is paid (i.e., fixed v. variable), performance metrics, payout opportunities as well as payment timing and adjustment provisions. Based on this review, the Company concluded that the risks arising from these programs are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION OF DIRECTORS

The following table provides information regarding the compensation of our outside directors for 2009.

2009 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($000)(1)	Stock Awards ($000)(2)	Option Awards ($000)(3)	All Other Compensation(4)	Total ($000)(5)
Jack M. Greenberg	100.0	225.0	225.0	17.7	567.7
Dinyar S. Devitre	95.0	100.0	100.0	50.1	345.1
Betsy D. Holden	70.0	100.0	100.0	25.5	295.5
Alan J. Lacy	95.0	100.0	100.0	25.2	320.2
Linda Fayne Levinson	95.0	100.0	100.0	27.8	322.8
Roberto G. Mendoza	80.0	100.0	100.0	0.1	280.1
Michael A. Miles, Jr.	70.0	100.0	100.0	26.0	296.0
Dennis Stevenson	—	117.5	152.5	0.1	270.1
Wulf von Schimmelmann(6)	—	87.5	87.5	—	175.0

Footnotes:

(1)	All outside directors, other than Ms. Holden and Messrs. Devitre and Lacy, elected to receive, or in the case of our non-United States resident directors, received the cash portion of their annual retainer fees for 2009 in the form of equity compensation as described below under “Equity Compensation.” Because our non-United States resident directors are required to receive their annual retainer fees in the form of equity rather than cash, annual retainer fees for Lord Stevenson and Mr. von Schimmelmann are reported in the stock awards and option awards columns.
(2)	The amounts in this column represent the value of deferred stock units granted to each director as annual and three-year service equity grants as well as the portion of the annual cash retainer received by Lord Stevenson and Mr. von Schimmelmann in the form of stock awards. Stock awards consist of fully vested deferred stock units that are settled in shares of Common Stock and may be subject to a deferral election consistent with Internal Revenue Code Section 409A. The amounts shown in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 16 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of the relevant assumptions used in calculating the amount.
(3)	The amounts in this column represent the value of options granted by Western Union as annual and three-year service equity grants as well as the portion of the annual cash retainer received by Lord Stevenson and Mr. von Schimmelmann in the form of option awards. The amounts shown in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 16 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of the relevant assumptions used in calculating the amount.
(4)	All Other Compensation includes matches under the Company’s gift matching program that the Company made in 2009. Contributions to various charities were made on behalf of the following directors: Mr. Greenberg—$17,500, Mr. Devitre—$50,000, Ms. Holden—$25,000, Mr. Lacy—$25,000, Mrs. Levinson—$25,000, and Mr. Miles—$25,000. Outside directors are eligible to participate in the Company’s gift matching program on the same terms as Western Union’s executive officers and employees. As noted below, contributions made or directed to be made to an eligible organization, up to an aggregate amount of $25,000 per calendar year, will be matched by the Company. The charitable contribution match amounts reported for Mr. Devitre represent matches made by the Company in 2009 with respect to charitable contributions made by Mr. Devitre in 2009 and 2008. The remainder of the amount included in All Other Compensation represents travel and entertainment costs for directors’ spouses incurred in connection with Board of Directors-related events.

(5)	As of December 31, 2009, each outside director had outstanding the following number of deferred stock units and options:

Director	Deferred Stock Units		Options
Jack M. Greenberg	(A	)	364,296	(B)
Dinyar S. Devitre	18,232		53,073
Betsy D. Holden	18,802		44,788
Alan J. Lacy	17,101		44,788
Linda Fayne Levinson	14,002		65,191
Roberto G. Mendoza	14,819		71,428
Michael A. Miles, Jr.	24,631		44,788
Dennis Stevenson	14,329		68,098
Wulf von Schimmelmann	4,741		10,817

(A)	In connection with the Company’s review of Section 409A of the Internal Revenue Code and its application to the Company’s compensation arrangements, Mr. Greenberg elected in 2008 to receive all stock units previously deferred under the 2006 Director’s Plan in April 2009 pursuant to certain transition relief under Section 409A. In accordance with the terms of the 2006 Director’s Plan, Mr. Greenberg also elected to receive his 2009 grants on the date of grant rather than defer receipt until a later date.
(B)	These options include 217,845 options received pursuant to a conversion of First Data option awards to Western Union option awards.

(6)	Wulf von Schimmelmann joined Western Union’s Board of Directors effective July 24, 2009.

Cash Compensation

Each outside director (other than our Non-Executive Chairman) receives the following cash compensation for service on our Board of Directors and committees of our Board of Directors:

•	an annual retainer fee of $70,000;

•	an annual retainer fee of $15,000 for the chairperson of each of the Compensation Committee and the Corporate Governance and Public Policy Committee of our Board of Directors; and

•	an annual retainer fee of $25,000 for the chairperson of the Audit Committee of our Board of Directors and $10,000 for each other member of the Audit Committee of our Board of Directors.

As described below under “Equity Compensation,” each outside director, except for our non-U.S. resident directors, has the option to receive the cash portion of their annual retainer fees in the form of equity compensation. Directors who also are our employees do not receive any of the compensation described above.

Equity Compensation

Each outside director, except for our non-U.S. resident directors, has the option of electing to receive such director’s annual retainer fees described above in the form of (a) all cash, (b) a combination of 75% fully vested stock options and 25% fully vested stock units, (c) a combination of 50% fully vested stock options and 50% fully vested stock units or (d) all fully vested stock units. Due to local law considerations, our non-U.S. resident directors are required to receive their annual retainer fee in equity and may receive their annual and service equity awards in a different form of equity mix than what is provided to our U.S. resident directors. Accordingly, Lord Stevenson receives his annual retainer fees in equity and may elect to receive such fees in the form of (a) a combination of 75% fully vested stock options and 25% fully vested stock units, (b) a combination of 50% fully vested stock options and 50% fully vested stock units or (c) all fully vested stock units. Mr. von Schimmelmann will receive his annual retainer and annual and service equity awards all in equity, which shall be equally allocated between vested stock options and vested stock units. All equity awards made to our directors were granted pursuant to our 2006 Non-Employee Director Equity Compensation Plan (the “2006 Director’s Plan”). All stock units will be settled in shares of Common Stock and may be subject to a deferral election consistent with Internal Revenue Code Section 409A.

The purpose of the 2006 Director’s Plan is to advance the interest of Western Union and its stockholders by encouraging increased stock ownership by our outside directors and by helping the Company attract, motivate and retain highly qualified outside directors.

On February 18, 2009, the Board elected to change the mix of awards for the annual and service equity grants to each outside director to be consistent with the mix of annual awards made to the Company’s executives in February 2009. See “Compensation Discussion and Analysis—The Western Union 2009 Executive Compensation Program—Long-Term Incentive Compensation” for a discussion of the 2009 executive awards. Beginning with the annual director grant on February 18, 2009 and thereafter, each outside director (other than our Non-Executive Chairman) is eligible to receive the following equity compensation under the 2006 Director’s Plan for service on our Board of Directors and committees of our Board of Directors:

•	an annual grant of fully vested options to purchase shares of our Common Stock with a value of $50,000;

•	an annual grant of fully vested stock units with a value of $50,000; and

•

fully vested options to purchase shares of our Common Stock with a value of $50,000 and fully vested stock units with a value of $50,000 upon initially becoming a director and every third anniversary after initially becoming a director, if he or she is still a director at such times.

Directors who also are our employees do not receive any of the compensation described above.

Compensation of Our Non-Executive Chairman

Beginning with the annual director grant on February 18, 2009 and thereafter, our Non-Executive Chairman will receive the following compensation in lieu of the compensation outlined above for the outside directors:

•	an annual retainer fee of $100,000;

•	an annual grant of fully vested options to purchase shares of our Common Stock with a value of $175,000;

•	an annual grant of fully vested stock units with a value of $175,000; and

•

fully vested options to purchase shares of our Common Stock with a value of $50,000 and fully vested stock units with a value of $50,000 every third anniversary after initially becoming a director, if he is still a director at such times.

Our Non-Executive Chairman has the option to receive his annual retainer fee in the form of (a) all cash, (b) a combination of 75% fully vested stock options and 25% fully vested stock units, (c) a combination of 50% fully vested stock options and 50% fully vested stock units or (c) entirely in the form of fully vested stock units, with the equity awards being made pursuant to our 2006 Director’s Plan.

Charitable Contributions

Non-management directors may participate in the Company’s gift matching program on the same terms as Western Union’s executive officers and employees. Under this program, contributions up to $25,000 per calendar year that the director makes to the Western Union Foundation (the “Foundation”) without designating a recipient organization will be matched by the Company $2 for every $1 contributed. Contributions made or directed to be made to an eligible organization, as defined in the program, up to an aggregate amount of $25,000 per calendar year will be equally matched by the Company through the Foundation.

Reimbursements

Directors are reimbursed for their expenses incurred in attending Board, committee and stockholder meetings, including those for travel, meals and lodging. The Company also reimburses directors for their expenses associated with participation in director education conferences and seminars, as approved by the chairperson of the Corporate Governance and Public Policy Committee.

Indemnification Agreements

Each member of the Board of Directors has entered into a Director Indemnification Agreement with the Company to clarify indemnification procedures. Consistent with the indemnification rights already provided to directors of the Company in the Company’s Amended and Restated Certificate of Incorporation, each agreement provides that the Company will indemnify and hold harmless each outside director to the fullest extent permitted or authorized by the General Corporation Law of the State of Delaware in effect on the date of the agreement or as such laws may be amended or replaced to increase the extent to which a corporation may indemnify its directors.

Equity Ownership Guidelines

Each member of the Board of Directors is expected to maintain an equity investment in Western Union equal to five times the annual cash retainer, which must be achieved within five years of the director’s initial election to the Board. The holdings that may be counted toward achieving the equity investment guidelines include outstanding stock awards or units, shares obtained through stock option exercise, shares owned jointly with or separately by the director’s spouse, shares purchased on the open market and outstanding stock options received in lieu of cash retainer fees.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information, as of December 31, 2009, about our Common Stock that may be issued upon the exercise of options and settlement of other equity awards under all compensation plans under which equity securities are reserved for issuance. The Western Union Company 2006 Long-Term Incentive Plan and The Western Union Company 2006 Non-Employee Director Equity Compensation Plan are our only equity compensation plans pursuant to which our equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	44,989,701	(1)	$18.77	(2)	35,323,687	(3)
Equity compensation plans not approved by security holders	—		N/A		—
Total	44,989,701	(1)	$18.77	(2)	35,323,687	(3)

Footnotes:

(1)	Includes 1,824,422 restricted stock units and deferred stock units that were outstanding on December 31, 2009 under The Western Union Company 2006 Long-Term Incentive Plan and The Western Union Company 2006 Non-Employee Director Equity Compensation Plan. Restricted stock unit awards and deferred stock unit awards may be settled only for shares of Common Stock on a one-for-one basis.
(2)	Only option awards were used in computing the weighted-average exercise price.
(3)	This amount represents shares of Common Stock available for issuance under The Western Union Company 2006 Long-Term Incentive Plan and The Western Union Company 2006 Non-Employee Director Equity Compensation Plan. Awards available for grant under The Western Union Company 2006 Long-Term Incentive Plan include stock options, stock appreciation rights, restricted stock, restricted stock units, performance grants, and any combination of the foregoing awards. Awards available for grant under The Western Union Company 2006 Non-Employee Director Equity Compensation Plan include non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock units, and any combination of the foregoing awards.

STOCK BENEFICIALLY OWNED BY DIRECTORS, EXECUTIVE OFFICERS

AND OUR LARGEST STOCKHOLDERS

The following table sets forth the beneficial ownership of Common Stock by each person or group that is known by us to be the beneficial owner of more than five percent (5%) of our Common Stock, all directors and nominees, each of the executive officers named in the Summary Compensation Table contained in this Proxy Statement and all directors and executive officers as a group. Except as otherwise noted, (i) the information is as of March 17, 2010, (ii) each person has sole voting and investment power of the shares, and (iii) the business address of each person shown below is 12500 East Belford Avenue, Englewood, Colorado 80112.

Name of Beneficial Owner	Address	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Shares
5% Owners
T. Rowe Price Associates, Inc.	100 E. Pratt Street, Baltimore, MD 21202	65,205,027	(1)	9.40	%(1)
Wellington Management Company, LLP	75 State Street , Boston, MA 02109	58,812,475	(2)	8.50	%(2)
Directors and Named Executive Officers(3)
Dinyar S. Devitre		62,265		*
Christina A. Gold		2,607,196	(4)	*
Jack M. Greenberg		443,332		*
Betsy D. Holden		58,980		*
Alan J. Lacy		63,980		*
Linda Fayne Levinson		87,481		*
Roberto G. Mendoza		91,650		*
Michael A. Miles, Jr.		53,980		*
Dennis Stevenson		91,941		*
Wulf von Schimmelmann		26,443		*
Hikmet Ersek		625,313		*
Scott T. Scheirman		660,328		*
Ranjana B. Clark		14,565		*
Stewart A. Stockdale		134,559		*
All directors and executive officers as a group (21 persons)		7,725,122		1.15%

*	Less than 1%.
(1)	The number of shares held and percentage of outstanding shares was obtained from the holder’s Amendment No. 2 to Schedule 13G filing with the Securities and Exchange Commission dated February 12, 2010, which reports ownership as of December 31, 2009. The Schedule 13G filing indicates that the holder had sole power to vote or direct the vote of 15,312,203 shares, sole power to dispose of or direct the disposition of 65,146,677 shares, and shared power to vote or direct the vote of, and shared power to dispose of or direct the disposition of, no shares.
(2)	The number of shares held and percentage of outstanding shares was obtained from the holder’s Amendment No. 3 to Schedule 13G filing with the Securities and Exchange Commission dated February 12, 2010, which reports ownership as of December 31, 2009. The Schedule 13G filing indicates that the holder had shared power to vote or direct the vote of 44,527,572 shares, shared power to dispose of or direct the disposition of 58,714,175 shares, and sole power to vote or direct the vote of, and sole power to dispose of or direct the disposition of, no shares.
(3)	The number of shares reported includes shares covered by options that are exercisable within 60 days of March 17, 2010 as follows: Mr. Devitre, 62,265; Ms. Gold, 2,388,413; Mr. Greenberg, 396,466; Ms. Holden, 53,980; Mr. Lacy, 53,980; Ms. Fayne Levinson, 87,481; Mr. Mendoza, 91,650; Mr. Miles, 53,980; Lord Stevenson, 86,941; Mr. von Schimmelmann, 26,443; Mr. Ersek, 598,839; Mr. Scheirman, 637,573; Ms. Clark, 14,565; Mr. Stockdale, 60,206; all directors and executive officers as a group, 7,133,451.
(4)	Includes 20 shares held by Ms. Gold’s husband in a broker-directed account and 536 shares held in minor trust accounts with respect to which Ms. Gold serves as custodian.

CORPORATE GOVERNANCE

Independence of Directors

The Board of Directors has adopted Corporate Governance Guidelines, which contain the standards that the Board of Directors will use to determine whether a director is independent. A director is not independent under these categorical standards if:

•

The director is, or has been within the last three years, an employee of Western Union, or an immediate family member of the director is, or has been within the last three years, an executive officer of Western Union.

•

The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from Western Union, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•

(i) The director is a current partner or employee of a firm that is Western Union’s internal or external auditor; (ii) the director has an immediate family member who is a current partner of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and personally works on Western Union’s audit; or (iv) the director or an immediate family member was within the last three years a partner or employee of such firm and personally worked on Western Union’s audit within that time.

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Western Union’s present executive officers at the same time serves or served on that company’s compensation committee.

•

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Western Union for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.

•

The director is a current employee, or an immediate family member is a current executive officer, of a company which was indebted to Western Union, or to which Western Union was indebted, where the total amount of either company’s indebtedness to the other, in any of the last three fiscal years, exceeded 5% or more of such other company’s total consolidated assets.

•

The director or an immediate family member is a current officer, director or trustee of a charitable organization where Western Union’s (or an affiliated charitable foundation’s) annual discretionary charitable contributions to the charitable organization, in any of the last three fiscal years, exceeded the greater of $1 million or 5% of such charitable organization’s consolidated gross revenues.

In determining the independence of the directors, the Board believes that the following relationships, considered individually, are immaterial for purposes of determining independence and will review all other relationships on a case by case basis to determine the independence of the director:

•	Owning or holding Western Union Common Stock or options to acquire Western Union Common Stock in accordance with Western Union’s equity compensation plans.

•	Service as an officer or employee of Western Union or its subsidiaries that ended more than three years ago.

•	Employment or affiliation with the auditor of Western Union by a director or immediate family member who personally worked on Western Union’s audit that ended more than three years ago.

•	Having a family member that is an employee of Western Union as long as such individual has not been an executive officer of Western Union within the last three years.

The Board has reviewed the independence of the current directors under these standards and the rules of the New York Stock Exchange and found Mr. Devitre, Mr. Greenberg, Ms. Holden, Mr. Lacy, Ms. Fayne Levinson, Mr. Mendoza, Mr. Miles, Lord Stevenson and Mr. von Schimmelmann to be independent. In making its determination, the Board considered that the Company has received consulting services from McKinsey & Co., where Ms. Holden is a Senior Advisor, and found this relationship to be immaterial to Ms. Holden’s independence. The amount paid to McKinsey  & Co. in 2009 was significantly less than 1% of its annual revenue.

Board Leadership Structure and Role in Risk Oversight

The Board has a non-executive Chairman. This position is independent from management. The Chairman sets the agendas for and presides over the Board meetings as well as meetings of the independent directors. The Chief Executive Officer is a member of the Board and participates in its meetings. The Board believes that this leadership structure is appropriate for the Company at this time because it allows for independent oversight of management, increases management accountability and encourages an objective evaluation of management’s performance relative to compensation.

The Board regularly devotes time during its meetings to review and discuss the most significant risks facing the Company, and management’s process for identifying, prioritizing and responding to those risks. During these discussions, the Chief Executive Officer, the General Counsel and the Chief Financial Officer present management’s process for assessment of risks, a description of the most significant risks facing the Company and any mitigating factors, plans or policies in place to address and monitor those risks. The Board has also delegated certain of its risk oversight responsibilities to its committees.

Consistent with the New York Stock Exchange listing standards, to which the Company is subject, the Audit Committee bears responsibility for oversight of the Company’s policies with respect to risk assessment and risk management and must discuss with management the major financial risk exposures facing the Company and the steps the Company has taken to monitor and control such exposures. The Audit Committee is also responsible for the oversight of the Company’s compliance with legal and regulatory requirements, which represent many of the most significant risks the Company faces. During the Audit Committee’s discussion of risk, the Company’s Chief Executive Officer, General Counsel, Chief Financial Officer, Chief Risk Officer, and Internal Auditor present information and participate in discussions with the Audit Committee regarding risk and risk management.

While the Board’s primary oversight of risk is with the Audit Committee, the Board has delegated to other committees the oversight of risks within their areas of responsibility and expertise. For example, in light of the breadth and number of responsibilities that the Audit Committee must oversee, and the importance of the evaluation and management of risk related to the Company’s compliance programs and policies relating to anti-money laundering laws, including investigations or other matters that may arise in relation to such laws, the Board delegated oversight of those risks to the Corporate Governance and Public Policy Committee, with a duty to report regularly on these matters to the Audit Committee. During the Corporate Governance and Public Policy Committee’s discussions of these matters, the General Counsel and the Chief Compliance Officer, who is responsible for the Company’s anti-money laundering compliance program, regularly present to and participate in discussions with the Corporate Governance and Public Policy Committee. In addition, the Compensation Committee oversees the risks associated with the Company’s compensation practices, including an annual review of the Company’s risk assessment of its compensation policies and practices for its employees and the Company’s succession planning process.

Committees of the Board of Directors

The members of each Board Committee are indicated in the table below.

Director	Audit		Corporate Governance and Public Policy		Compensation and Benefits
Dinyar S. Devitre	X	(1)
Jack M. Greenberg
Christina A. Gold
Betsy Holden			X		X
Alan J. Lacy	X		X	(1)
Linda Fayne Levinson	X				X	(1)
Roberto Mendoza	X				X
Michael A. Miles, Jr.			X
Dennis Stevenson			X		X
Wulf von Schimmelmann			X		X

(1)	Chairperson

Board and Committee Governing Documents

Each committee operates under a charter approved by the Board. The Company’s Audit Committee Charter, Compensation and Benefits Committee Charter, Corporate Governance and Public Policy Committee Charter and Corporate Governance Guidelines are available without charge through the “Investor Relations, Corporate Governance” portion of the Company’s web site, www.westernunion.com, or by writing to the attention of: Investor Relations, The Western Union Company, 12500 East Belford Avenue, Mailstop M21A2, Englewood, Colorado 80112.

Audit Committee

The Audit Committee consists of three or more directors, each of whom the Board has determined has no material relationship with the Company and is otherwise “independent” under the rules of the New York Stock Exchange. No director may serve as a member of the Audit Committee if such director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee. Currently, none of the Audit Committee members serve on more than three audit committees (including the Company’s Audit Committee). All Audit Committee members must be financially literate, and at least one member must have accounting or related financial management expertise. The Board of Directors has determined that Mr. Devitre is an audit committee financial expert as defined by Item 407(d)(5) of Regulation S-K. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to: (i) the integrity of the Company’s consolidated financial statements, (ii) the Company’s compliance with legal and regulatory requirements, including the Company’s disclosure controls and procedures, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent registered public accounting firm.

The Audit Committee has established a policy to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, and to pre-approve certain services provided by the other “big four” accounting firms, Deloitte Touche Tohmatsu, KPMG and PricewaterhouseCoopers. These services include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year. Any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. Once pre-approved, the services and pre-approved amounts are monitored against actual charges incurred and modified if appropriate. During 2009, the Audit Committee met 12 times.

Compensation and Benefits Committee

The Compensation and Benefits Committee (the “Compensation Committee”) consists of two or more directors, each of whom the Board has determined has no material relationship with the Company and is otherwise independent under the rules of the New York Stock Exchange. Each member of the Compensation Committee also meets the definitions of “outside director” under Section 162(m) of the Internal Revenue Code and “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

Pursuant to its charter, the Compensation Committee has the authority to administer, interpret and take any actions it deems appropriate in connection with any incentive compensation or equity based plans of the Company, any salary or other compensation plans for officers and other key employees of the Company and any employee benefit or fringe benefit plans, programs or policies of the Company. In addition to other duties which may be assigned by the Board, the Compensation Committee is responsible for (i) in consultation with senior management, establishing the Company’s general compensation philosophy, and overseeing the development and implementation of compensation policies, including reviewing and approving incentive compensation and equity-based plans of the Company that are subject to Board approval and recommending to the Board compensation for non-executive directors, (ii) with input from the Board of Directors, reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers, evaluating the performance of the Chief Executive Officer and other executive officers in light of those goals and objectives, and setting the Chief Executive Officer’s and other executive officers’ compensation levels based on this evaluation and such other factors as the Compensation Committee deems appropriate and in the best interests of the Company, (iii) to the extent permitted by law, establishing, overseeing and delegating authority to employee committees with respect to employee compensation or benefit plans, except with respect to awards to anyone subject to Section 16 of the Securities Exchange Act of 1934, (iv) overseeing regulatory compliance with respect to compensation matters, (v) reviewing and making recommendations to the Board regarding severance or similar termination payments to any current or former executive officer of the Company which are outside of the scope of the Company’s executive severance/change in control policy, (vi) approving grants and/or awards of options, restricted stock, restricted stock units and other forms of equity-based compensation under the Company’s equity-based plans, (vii) reviewing with management and preparing an annual report regarding the Company’s Compensation Discussion and Analysis to be included in the Company’s proxy statement and annual report, (viii) reporting activities of the Compensation Committee to the Board of Directors on a regular basis and reviewing issues with the Board as the Compensation Committee deems appropriate, (ix) preparing an annual performance evaluation of the Compensation Committee and periodically reviewing and assessing the adequacy of its charter and (x) in consultation with the Chief Executive Officer, reviewing management succession planning.

The Compensation Committee delegates certain of its responsibilities to four sub-committees comprised of employees of the Company with appropriate technical expertise. The Compensation Committee maintains responsibility to monitor the sub-committees, including those with fiduciary responsibilities, such as investment and plan administration duties. The sub-committees report periodically to the Compensation Committee. The four sub-committees are:

Investment Council—responsible for investment and asset management of the Company’s Retirement and funded Health and Welfare benefit programs.

Employee Benefits Committee—responsible for the administration, compliance and operation of the Company’s Retirement and Health and Welfare benefit programs and policies.

Plan Design Committee—responsible for all strictly non-fiduciary settlor capacity functions related to the Company’s Retirement and Health and Welfare benefit programs and policies.

Equity Plan Committee—responsible for the administration, compliance and operation of the Company’s Global Equity programs and policies.

As noted above, the Compensation Committee consults with senior management in establishing the Company’s general compensation philosophy. The Chief Executive Officer and Executive Vice President of Human Resources work with the compensation consultant engaged by the Compensation Committee to develop executive compensation recommendations for the Compensation Committee. In addition, pursuant to the Company’s human resources policies, the Chief Executive Officer must approve new hire and salary adjustments for all employees earning in excess of $300,000 per year and equity grants to all employees.

The Compensation Committee regularly consults with outside compensation advisors in performing its duties. In 2008, the Compensation Committee retained Frederic W. Cook & Co. to assist with the Company’s on-going compensation philosophy, to provide executive and director compensation consulting services and other matters. The Compensation Committee has the authority to retain and dismiss compensation consultants, as well as to establish the scope of the consultant’s work. The consultant does not discuss analysis or recommendations related to the compensation of the Company’s Chief Executive Officer with the human resources staff or executive management without the express prior approval of the Compensation Committee chair.

The Compensation Committee, pursuant to its charter, regularly reviews and recommends to the Board of Directors compensation for the non-employee directors. The levels of compensation for non-employee directors have not changed since the Company’s spin-off from First Data in 2006.

During 2009, the Compensation Committee met six times.

Corporate Governance and Public Policy Committee

The Corporate Governance and Public Policy Committee consists of two or more directors who have no material relationship with the Company and are otherwise independent under the rules of the New York Stock Exchange. All of the members of the Corporate Governance and Public Policy Committee meet the independence standards set forth in the rules of the New York Stock Exchange. The Corporate Governance and Public Policy Committee is responsible for (i) establishing criteria for new director and committee membership, (ii) in consultation with the Chairman of the Board or the Chief Executive Officer, assessing, considering and recruiting candidates to fill positions on the Board of Directors, (iii) recommending the director nominees for approval by the Board of Directors and the stockholders, (iv) establishing and recommending to the Board of Directors guidelines for the removal of directors and rotation of members among committees, (v) recommending to the Board of Directors corporate governance guidelines addressing, among other matters, the size, composition and responsibilities of the Board of Directors and its committees, (vi) reviewing at least annually and recommending modifications to the Board of Directors corporate governance guidelines, (vii) advising the Board of Directors with respect to the charters, structure, operations and membership qualifications for the various committees of the Board of Directors, (viii) overseeing the development and implementation of an orientation and continuing education program for directors, (ix) establishing and implementing self-evaluation procedures for the Board of Directors and its committees, (x) reviewing stockholder proposals submitted for inclusion in the Company’s Proxy Statement, (xi) reviewing the Company’s related persons transaction policy, and as necessary, reviewing specific related person transactions, (xii) reviewing and advising the Board of Directors regarding matters of public policy and social responsibility which are relevant to the Company or the industries in which the Company operates, including without limitation trends, policies and regulatory developments relating to immigration and charitable giving activities and (xiii) reviewing the Company’s compliance programs and policies relating to anti-money laundering laws, including investigations or other matters that may arise in relation to such laws and periodically reporting to the Audit Committee of the Board as to the status of and developments in this area. During 2009, the Corporate Governance and Public Policy Committee met four times.

Communications with the Board of Directors

Any stockholder or other interested party who desires to contact the non-management directors or the other members of the Company’s Board of Directors may do so by writing to: The Western Union Company, Board of Directors, 12500 East Belford Avenue, Mailstop M21A2, Englewood, Colorado 80112. Communications that are intended specifically for non-management directors should be addressed to the attention of the Chairperson of the Corporate Governance and Public Policy Committee. All communications will be forwarded to the Chairperson of the Corporate Governance and Public Policy Committee unless the communication is specifically addressed to another member of the Board, in which case, the communication will be forwarded to that director.

Board Attendance at Annual Stockholders’ Meeting

Although the Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s Annual Meeting of Stockholders, it encourages directors to attend. All members of the Board of Directors, other than Ms. Fayne Levinson, attended the Company’s 2009 Annual Meeting of Stockholders.

Presiding Director of Non-Management Director Meetings

The non-management directors meet in regularly scheduled executive sessions without management to promote open and honest discussion. The Chairman of the Board of Directors, currently Mr. Greenberg, is the presiding director at these meetings.

Nomination of Directors

The Company’s Board of Directors is responsible for nominating directors for election by the stockholders and filling any vacancies on the Board that may occur. The Corporate Governance and Public Policy Committee is responsible for identifying, screening and recommending candidates to the Board for Board membership. The Corporate Governance and Public Policy Committee does not have any single method for identifying director candidates but will consider candidates suggested by a wide range of sources, including by any stockholder, director or officer of the Company.

Director Qualifications

General criteria for the nomination of director candidates include experience, high ethical standards and integrity, skills, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time to Board duties—all in the context of an assessment of the perceived needs of the Board at that point in time. The Board believes that independent outside directors should constitute a majority of the Board of Directors. In exercising its director nomination responsibilities, the Committee considers women and minority candidates consistent with the Company’s non-discrimination policies. The Board also considers diversity in background and cultural viewpoints when considering director nominees, given the global nature of the Company’s business. The effectiveness of the nomination process is evaluated by the Board each year as part of its annual self-evaluation and by the Corporate Governance and Public Policy Committee as it evaluates and identifies director candidates.

The Board also believes that it should generally have no fewer than five and no more than twelve directors. This range permits diversity of experience without hindering effective discussion or diminishing individual accountability. Each director is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a Board or Committee member. The Corporate Governance and Public Policy Committee will consider candidates for election to the Board suggested in writing by a stockholder and will make a recommendation to the Board using the same criteria as it does in evaluating candidates submitted by members of the Board of Directors. If the Company receives such a suggestion, the Company may request additional information from the candidate to assist in its evaluation.

Stockholder Nominees

Stockholders may submit nominations for director candidates by giving notice to the Secretary of the Company at 12500 East Belford Avenue, Mailstop M21A2, Englewood, Colorado 80112. The requirements for the submission of such stockholder nominations are set forth in Article II, Section 8 of the Company’s By-Laws, which are available on the Company’s website, www.westernunion.com.

Submission of Stockholder Proposals

Stockholder proposals requested to be included in the Company’s 2011 Proxy Statement must be received by the Company not later than November 30, 2010. Even if a proposal is not submitted in time to be considered for inclusion in the Company’s 2011 Proxy Statement, a proper stockholder proposal or director nomination may still be considered at the Company’s 2011 Annual Meeting of Stockholders, but only if the proposal or nomination is received by the Company no sooner than January 14, 2011 and no later than February 13, 2011. All proposals or nominations a stockholder wishes to submit at the meeting should be directed to David L. Schlapbach, Corporate Secretary, The Western Union Company, 12500 East Belford Avenue, Mailstop M21A2, Englewood, Colorado 80112.

Code of Ethics

The Company’s Director’s Code of Conduct, Code of Ethics for Senior Financial Officers, Reporting Procedure for Accounting and Auditing Concerns, Professional Conduct Policy for Attorneys, and the Code of Conduct are available without charge through the “Investor Relations, Corporate Governance” portion of the Company’s web site, www.westernunion.com, or by writing to the attention of: Investor Relations, The Western Union Company, 12500 East Belford Avenue, Englewood, Colorado 80112. In the event of an amendment to, or a waiver from, the Company’s Code of Ethics for Senior Financial Officers, the Company intends to post such information on its website, www.westernunion.com.

COMPENSATION AND BENEFITS COMMITTEE REPORT

The Compensation and Benefits Committee establishes the compensation program for the Chief Executive Officer and the other named executive officers. The Compensation and Benefits Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis with management and, based on such review and discussion, the Compensation and Benefits Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement, its Annual Report on Form 10-K and such other filings with the Securities and Exchange Commission as may be appropriate.

Compensation and Benefits Committee

Linda Fayne Levinson (Chairperson)

Betsy D. Holden

Roberto G. Mendoza

Dennis Stevenson

Wulf von Schimmelmann

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of the Company oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls. The Company’s independent registered public accounting firm is responsible for auditing those consolidated financial statements and expressing an opinion as to whether they present fairly, in all material respects, the Company’s consolidated financial position, results of operations and cash flows in conformity with United States generally accepted accounting principles.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Company set forth in the Company’s 2009 Annual Report to Stockholders and the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 with management of the Company. The Audit Committee also discussed with Ernst & Young LLP, independent registered public accounting firm for the Company, the matters required to be discussed by Statement on Auditing Standards No. 61, “The Auditor’s Communication with Those Charged with Governance,” as amended. The Statement on Auditing Standards No. 61 communications include, among other items, matters relating to the conduct of an audit of the Company’s consolidated financial statements under the standards of the Public Company Accounting Oversight Board (United States).

The Audit Committee has received the written disclosures and letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP independence, has considered the compatibility of non-audit services with the auditors’ independence, and has discussed with Ernst & Young LLP their independence from the Company.

In reliance on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Dinyar S. Devitre (Chairperson)

Alan J. Lacy

Linda Fayne Levinson

Roberto G. Mendoza

CERTAIN TRANSACTIONS AND OTHER MATTERS

We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, nominees for directors, 5% or more beneficial owners of our Common Stock and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest as “related person transactions.” Each related person transaction must be approved or ratified in accordance with the Company’s written Related Person Transactions Policy by the Corporate Governance and Public Policy Committee of the Board of Directors or, if the Corporate Governance and Public Policy Committee of the Board of Directors determines that the approval or ratification of such related person transaction should be considered by all disinterested members of the Board of Directors, by the vote of a majority of such disinterested members.

The Corporate Governance and Public Policy Committee considers all relevant factors when determining whether to approve a related person transaction including, without limitation, the following:

•	the size of the transaction and the amount payable to a related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest; and

•

whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

The Company’s Related Person Transactions Policy is available through the “Investor Relations, Corporate Governance” portion of the Company’s website, www.westernunion.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s Common Stock, as well as certain affiliates of such persons, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of the Company’s Common Stock. Based solely on the Company’s review of the reports that have been filed by or on behalf of such persons in this regard and written representations from them that no other reports were required, during and for the fiscal year ended December 31, 2009, all Section 16(a) filing requirements applicable to the Company’s directors, executive officers and greater than 10% stockholders were met except that one Form 4 filing relating to the withholding of shares to pay taxes associated with the vesting of a restricted stock unit award of Mr. Ersek was inadvertently filed late.

* * *

This Proxy Statement is provided to you at the direction of the Board of Directors.

David L. Schlapbach

Executive Vice President,

General Counsel and Secretary

THE WESTERN UNION COMPANY

ANNUAL MEETING OF STOCKHOLDERS

May 14, 2010

11:30 a.m.

JW Marriott Denver at Cherry Creek

150 Clayton Lane

Denver, Colorado 80206

The Western Union Company
12500 East Belford Avenue
Englewood, CO 80112	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 14, 2010.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3, 4 and 5.

By signing the proxy, you revoke all prior proxies and appoint Christina A. Gold and David L. Schlapbach, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

Shareowner ServicesSM
P.O. Box 64945
St. Paul, MN 55164-0945	COMPANY #

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/wu Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 13, 2010.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 13, 2010.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1 through 5.

Election of directors:	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

1. Dinyar S. Devitre	☐	☐	☐	3. Betsy D. Holden	☐	☐	☐

2. Christina A. Gold	☐	☐	☐	4. Wulf von Schimmelmann	☐	☐	☐

Other Matters:

5. Ratification of Selection of Auditors				☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2, 3, 4 AND 5. For shares held in The Western Union Company Incentive Savings Plan (the Plan), the Plan’s Trustee will vote the shares as directed. If no direction is given on how to vote the shares to the Trustee by 12:00 p.m. (CT) on May 11, 2010, the Plan’s Trustee will vote your shares held in the Plan in the same proportion as the shares for which it receives instructions from all other participants in the Plan.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.